                                                                 EXHIBIT 10.13.5


--------------------------------------------------------------------------------




                        THIRD RESTATED CREDIT AGREEMENT

                      -----------------------------------

                            CLIFFS DRILLING COMPANY,

                                  AS BORROWER

                          CLIFFS OIL AND GAS COMPANY,

                                      AND

                      CLIFFS DRILLING INTERNATIONAL, INC.,


                                 AS GUARANTORS


                                      AND

                         ING (U.S.) CAPITAL CORPORATION

                                    AS AGENT


                                      AND

                         CERTAIN FINANCIAL INSTITUTIONS

                                   AS LENDERS

                      -----------------------------------


                                 July 29, 1998


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ARTICLE 1

         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1            Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2            Number and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         1.3            References. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         1.4            Calculations and Determinations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 2

         TERMS OF FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.1            Line of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.1.1          Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.1.1A.        Request for New Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.1.2          Reduction of Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.1.3          Extension of Commitment Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.1.4          Allocation of Credit to Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.1.4A.        Reimbursement by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.1.4B.        Letter of Credit Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.1.4C.        Participation by Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.1.4D.        Distributions to Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.1.4E.        Drafts and Demands  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.1.4F.        Extension of Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.1.4G.        Transferees of Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.1.4H.        Obligations in Excess of Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.1.4I.        Acceleration of LC Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.1.5          Letter of Credit Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.1.6          Borrowing Base Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.1.7          Cure of Borrowing Base Deficiency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.1.8          Advances to Satisfy Obligations of Borrower . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.2            Provisions Relating to All Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.2.1          Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.2.2          Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.2.3          Continuations and Conversions of Existing Loans . . . . . . . . . . . . . . . . . . . . . . .  30
         2.2.4          Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.2.5          Payments to Bank Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.2.6          Capital Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.2.7          Increased Cost of Eurodollar Loans or Letters of Credit . . . . . . . . . . . . . . . . . . .  33
         2.2.8          Change of Law or Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.2.9          Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
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         2.2.10         Reimbursable Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.2.11         Pledge of and Security Interest in Collateral Account and Right of Offset or Lien . . . . . .  35
         2.2.12         Business Purpose; Margin Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 3

         CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         3.1            Receipt of Loan Documents and Other Items . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         3.2            Additional Conditions Precedent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.1          No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.2          No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.3          Representations and Warranties Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.4          Security Instruments Effective  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.5          Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.6          No Legal Impediment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.7          Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.8          Additional Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         3.2.9          Legal Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.1            Due Authorization and Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.2            Valid and Binding Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.3            Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.4            Scope and Accuracy of Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.5            Liabilities, Litigation and Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.6            Authorizations and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.7            Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.8            Proper Filing of Tax Returns and Payment of Taxes Due . . . . . . . . . . . . . . . . . . . .  40
         4.9            ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.10           Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.11           Compliance with Federal Reserve Regulations . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.12           Investment Company Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.13           Public Utility Holding Company Act Compliance . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.14           Other Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.15           Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.16           No Material Misstatements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.17           Casualties or Taking of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.18           Names of Business and Locations of Business, Offices and Property . . . . . . . . . . . . . .  44
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         4.19           Security Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.20           Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.21           No Election to be Treated as a Utility  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.22           Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.23           Brokerage Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.24           No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 5

         AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.1            Maintenance and Access to Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.2            Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.3            Quarterly Financial Statements and Contract Reports . . . . . . . . . . . . . . . . . . . . .  45
         5.4            Annual Financial Statements and Budgets . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.5            Stockholder Communications and Securities and Exchange Commission Filings . . . . . . . . . .  46
         5.6            Notices of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.7            Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.8            Compliance with Laws and Payment of Assessments and Charges . . . . . . . . . . . . . . . . .  47
         5.9            Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         5.10           Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         5.11           Hazardous Substances Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.12           Maintenance of Corporate Existence and Good Standing  . . . . . . . . . . . . . . . . . . . .  49
         5.13           Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.14           Agreement to Deliver Security Instruments . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.15           Initial Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         5.16           Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         5.17           Maintenance of Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.18           Maintenance of Insurance and Evidence Thereof . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.19           Inspection of Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.20           Payment of Notes and Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . .  51
         5.21           Performance of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.22           Lockbox and Lockbox Account Arrangement . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.23           Payment and Performance Bond  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 6

         NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.1            Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.2            Contingent Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.3            Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
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         6.4            Sales of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.5            Dividends and Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.6            Changes in Corporate Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.7            Organization or Acquisition of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.8            Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.9            Payment of Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.10           Loans or Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.11           Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.12           Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.13           Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.14           Consolidated Adjusted Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.15           Funded Debt to Total Capitalization Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.16           Hedging Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.17           Cash Flow Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 7

         EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.1            Enumeration of Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.2            Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE 8

         AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.1.           Appointment and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.2.           Exculpation, Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.3.           Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.4.           Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.5.           Rights as Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         8.6.           Sharing of Set-Offs and Other Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         8.7.           Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         8.8.           Benefit of Article 8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.9.           Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE 9

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         9.1            Transfers and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         9.2            Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . .  65
         9.3            Notices and Other Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         9.4            Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
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         9.5            Renewals and Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.6            No Waiver, Rights Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.7            Incorporation of Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.8            Survival Upon Unenforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.9            Rights of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.10           Amendments or Modifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.11           Acknowledgements and Admissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.12           Agreement Construed as Entirety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.13           Events and Circumstances Not Reducing or Discharging the Related Person's Liability . . . . .  68
         9.13.1         Modifications, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.13.2         Adjustment, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.3         Condition of any Related Person.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.4         Release of Obligors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.5         Other Security. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.6         Release of Collateral, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.7         Care and Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.8         Status of Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.9         Payments Rescinded. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.13.10        Other Actions Taken or Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.14           Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.15           Disposition of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.16           Limitation on Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.17           GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.18           JURISDICTION AND VENUE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.19           WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  . . . . . . . . . . . . . . . . . . . . . . . .  71
         9.20           AGREEMENT SUPERSEDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         9.21           Restatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

EXHIBITS
--------

Exhibit 1.1       -- Form of Borrowing Base Certificate
Exhibit 1.5       -- Form of Notice of Borrowing
Exhibit 1.7       -- Form of Receivables Report
Exhibit 1.8       -- Form of Note
Exhibit 2.3.4     -- Form of Rate Election
Exhibit 3.1.9     -- Form of Opinion of Counsel to Related Persons
Exhibit 4.3       -- Liens and Encumbrances
Exhibit 4.5       -- Liabilities, Litigation & Restrictions
Exhibit 4.18      -- Principal Places of Business and Chief Executive Offices
Exhibit 4.20      -- Subsidiaries
Exhibit 9.1.2     -- Assignment and Acceptance

                        THIRD RESTATED CREDIT AGREEMENT


         THIS THIRD RESTATED CREDIT AGREEMENT is made and entered into this 29th day of July, 1998, by and among CLIFFS DRILLING COMPANY, a Delaware corporation ("Borrower"), CLIFFS OIL AND GAS COMPANY, a Delaware corporation ("COG"), CLIFFS DRILLING INTERNATIONAL, INC., a Delaware corporation ("CDI"), and ING (U.S.) CAPITAL CORPORATION, a Delaware corporation, in its capacity as Agent ("Agent") and the Lenders referred to below.

                              W I T N E S S E T H:

         In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Defined Terms. As used in this Third Restated Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

         "Accounts" shall mean all accounts receivable, book debts, notes, drafts, instruments, documents, acceptances and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to any Related Persons (including, without limitation, under any trade names, styles or divisions thereof), whether arising from services rendered by it or from any other transaction, whether or not the same involves the performance of services by such Related Person (including, without limitation, any such obligation that might be characterized as an account, general intangible, other than contract rights under contracts containing prohibitions against assignment of or the granting of a security interest in the rights of a party thereunder to the extent such prohibitions are valid under applicable law, or chattel paper under the Uniform Commercial Code in effect in any jurisdiction) and all of the rights of any Related Persons in, to and under all purchase orders now owned or hereafter received or acquired by it for services, and all of the rights of any Related Persons to any goods represented by any of the foregoing, and all monies due or to become due to any Related Persons under all contracts for the performance of services by it (whether or not yet earned by performance on the part of such Related Person) or in connection with any other transaction, now in existence or hereafter arising, including, without limitation, the right to receive the proceeds of such purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

         "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, any Related Persons and includes any "affiliate" of any Related Persons or any Subsidiary within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

         "Agent" shall mean ING (U.S.) Capital Corporation, as Agent hereunder, and its successors in such capacity.

         "Agreement" shall mean this Third Restated Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.

         "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office in the case of Base Rate Loans and such Lender's Eurodollar Lending Office in the case of Eurodollar Loans.

         "Asset Sale" shall mean any sale, issuance, conveyance, transfer, lease of other disposition (including any sale/leaseback transaction or a merger or consolidation) (collectively for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, any of (a) any Capital Stock of any Related Person held by Borrower or any other Related Person, (b) all or substantially all of the Properties of any division or line of business of Borrower or any other Related Person or (c) any other Properties of Borrower or any other Related Person other than transfers of cash, Cash Equivalents, Investments permitted by clause
(B) of Section 6.11, Accounts, hydrocarbons or other Properties in the ordinary course of business. For purposes of this definition, the term "Asset Sale" also shall not include any of the following (i) any transfer of Properties (including Capital Stock) which is governed by, and made in accordance with, the provisions of Article VIII of the Indenture; (ii) any transfer of Properties to an Unrestricted Subsidiary (as defined in the Indenture), if permitted under Section 10.10 of the Indenture; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in Borrower's reasonable judgment, are either (x) no longer used or (y) no longer useful in the business of Borrower or the other Related Persons; (iv) any charter (bareboat or otherwise) or other lease of any Property entered into in the ordinary course of business and with respect to which Borrower or any other Related Person is the lessor, except any such charter or lease that provides for the acquisition of such Property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such Property is granted; (v) any trade or exchange by Borrower or any other Related Person of one or more offshore drilling rigs for one or more other offshore drilling rigs owned or held by another Person, provided that (x) the fair value of the offshore drilling rig or rigs traded or exchanged by Borrower or such Related Person (including any cash or Investments permitted by clause (B) of Section 6.11 to be delivered by Borrower or such Related Person) is reasonably equivalent to the fair value of the offshore drilling rig or rigs (together with any cash or cash equivalents) to be received by Borrower or such Related Person as determined by written appraisal by a nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in offshore drilling rigs, and (y) such exchange is approved by a majority of the Directors of Borrower who do not have any material direct or indirect financial interest with respect to such exchange; (vi) any transfer by Borrower or any other Related Person to its customers of drill pipe and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice; and (vii) any transfers that, but for this clause (vii) would be Asset Sales, if (A) Borrower elects to designate such transfers as not constituting Assets Sales and (b) after giving effect to such transfers, the aggregate fair market value of the Properties transferred in such transaction or any such series of related transactions so designated by Borrower does not exceed $500,000.

         "Bank Parties" shall mean Agent, L/C Issuer and Lenders.

         "Base Rate" shall mean the per annum rate of interest equal to the sum of the Base Rate Margin plus the higher of (a) the Federal Funds Rate plus 1/2 of 1% per annum or (b) the arithmetic average of the rates of interest publicly announced by The Chase Manhattan Bank, Citibank, N.A. and Morgan Guaranty Trust Company of New York (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank's "base" or other rate determined by Agent to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, Agent shall, during such period, determine the "Base Rate" based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks. The Base Rate shall change as and when the Federal Funds Rate and such prime commercial lending rate change, without notice to Related Persons. As used in this definition, "Base Rate Margin" means (i) zero, or (ii) during any Interest Adjustment Period, .75% per annum.

         "Base Rate Loan" shall mean any Loan which is not designated as a Eurodollar Loan in a Rate Election.

         "Borrower" shall mean Cliffs Drilling Company, a Delaware corporation.

         "Borrowing Base" shall mean, at a particular date and as established pursuant to Section 2.1.6, the sum of (a) 80% of Eligible Accounts at such date, plus (b) 80% of the Eligible Turnkey Drilling Contract Amounts, plus (c) 50% of the Fleet Value, plus (d) 100% of Eligible Cash Equivalents; provided, however, the amount of the Borrowing Base derived from the Eligible Accounts or Eligible Turnkey Drilling Contract Amounts owned by COG or CDI, respectively, shall not exceed the limitation of liability in the guaranty of such Related Person.

         "Borrowing Base Certificate" shall mean each certificate, in substantially the form attached hereto as Exhibit 1.1, furnished by Borrower to Agent from time to time in accordance with Section 5.2.

         "Borrowing Base Deficiency" shall mean, at any time, the amount, if any, by which the sum of (i) the Loan Balance plus (ii) all Reimbursement Obligations, plus (iii) the L/C Exposure at such time exceeds the lesser of the Commitment or the Borrowing Base in effect at such time.

         "Business Day" shall mean a day other than (i) a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of New York and
(ii) a day on which significant transactions in dollars in the interbank Eurocurrency market are not carried on.

         "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest) warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

         "Cash Equivalents" shall mean certificates of deposit acceptable to Agent.

         "CDI" shall mean Cliffs Drilling International, Inc., a Delaware corporation.

         "Change of Control" shall mean the occurrence of any event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Borrower; (b) Borrower consolidates with or merges into another Person or any Person consolidates with, or merges into, Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of Borrower is changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Borrower is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (ii) the holders of the Voting Stock of Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (c) Borrower, either individually or in conjunction with one or more of its Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or Borrower's Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of Borrower and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of Borrower or its Subsidiaries, to any Person (other than Borrower or a wholly owned Subsidiary of Borrower); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Borrower was approved by a vote of a two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Borrower then in office; or (e) the liquidation or dissolution of Borrower. "Voting Stock" means any class or classes of Capital

Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency). "Qualified Capital Stock" means any Capital Stock that is not required to be redeemed or repurchased prior to May 15, 2003, is not redeemable at the option of the holder thereof at any time prior to May 15, 2003, and is not convertible into or exchangeable for debt securities at any time prior to May 15, 2003.

         "Closing Date" shall mean the effective date of this Agreement.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

         "COG" shall mean Cliffs Oil and Gas Company, a Delaware corporation.

         "Collateral" shall mean, collectively, (a) the Accounts, (b) the Cash Equivalents, (c) all equipment, inventory and vessels of the Related Persons described in the Security Instruments, and (d) any other Property that is subject to a Lien in favor of Agent for the benefit of Lenders or which, under the terms of any Security Instrument is purported to be subject to such a Lien, as security for payment or performance of all or any portion of the Obligations.

         "Commitment" shall mean the amount of $35,000,000.

         "Commitment Fee" shall mean collectively the fees payable to Lenders by Borrower pursuant to Section 2.2.2.

         "Commitment Fee Rate" shall mean, on each day:

                   (a) three-eights of one percent ( 3/8%) when the Debt to EBITDA Ratio on such day is less than 2.0 to 1.0, and

                   (b) one-half of one percent ( 1/2%) when the Debt to EBITDA Ratio on such day is equal to or greater than 2.0 to 1.0.

         "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

         "Commitment Termination Date" shall mean May 31, 2000 or any extension thereof pursuant to Section 2.1.3 or, if such date is not a Business Day, the Business Day next preceding such date, or any earlier date on which the Commitment has been reduced to zero by Borrower or has been terminated pursuant to Section 7.2.

         "Commonly Controlled Entity" shall mean any Person (whether or not incorporated) that is under common control with any Related Persons within the meaning of Section 4001 of ERISA.

         "Consolidated Adjusted Equity" shall mean, as to the Consolidated Group and at a particular date, all amounts that would, in accordance with GAAP, be included under consolidated common stock and other stockholders' equity of the Consolidated Group (including, without limitation, amounts for preferred stock, convertible preferred stock, cumulative convertible exchangeable preferred stock (or the convertible subordinated debentures exchanged therefor), common stock, capital surplus and retained earnings and other stockholders' equity so long as none of the foregoing is subject to any mandatory redemption) less amounts carried on the books of the Consolidated Group, to the extent not already excluded in accordance with GAAP, for (a) intangibles, including, without limitation, patents, patent applications, copyrights, trademarks, trade names, experimental or organizational expenses and other like intangibles, (b) treasury stock, and (c) any write-up in the book value of any assets (other than the adjustments of book value for lower of cost or market valuation of inventories) of any Consolidated Group Member resulting from any reevaluation thereof subsequent to December 31, 1996.

         "Consolidated Current Assets" shall mean all assets that would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Consolidated Group as of the date of calculation.

         "Consolidated Current Liabilities" shall mean such items as would be included, in accordance with GAAP, as current liabilities on a consolidated balance sheet of the Consolidated Group as of the date of calculation, including, without limitation, the current portion of any Indebtedness of any Consolidated Group Member treated as long term; provided, however, the Consolidated Current Liabilities shall not include the Obligations or any part thereof, regardless of whether the Obligations would be classified as current liabilities under GAAP.

         "Consolidated Funded Debt" shall mean, as of any date, the sum of the following without duplication: (a) all Indebtedness of a Consolidated Group Member as of that date, other than Consolidated Current Liabilities, (b) all Indebtedness that would be classified as long-term indebtedness on a consolidated balance sheet of the Consolidated Group prepared as of that date in accordance with GAAP, (c) all Indebtedness, whether secured or unsecured, of a Consolidated Group Member having a final maturity or which is renewable or extendable at the option of the obligor for a period ending more than one year after the date of creation of the Indebtedness, notwithstanding the fact that payments with respect to the Indebtedness, whether installment, serial maturity, or sinking fund payments, or otherwise, are required to be made by the obligor less than one year after the date of the creation of the Indebtedness and notwithstanding the fact that any amount of the Indebtedness is at the time included also in Consolidated Current Liabilities, (d) all Indebtedness of a Consolidated Group Member outstanding under a revolving credit or similar agreement providing for borrowings and renewals and extensions over a period of more than one year, notwithstanding the fact that the Indebtedness is created within one year of the expiration of the agreement,
(e) the present value, discounted at the implicit rate, if known, or ten percent

(10%) per annum otherwise, of all obligations with respect to capital leases of a Consolidated Group Member, and (f) all obligations under guaranties of a Consolidated Group Member.

         "Consolidated Group" shall mean the Borrower, COG, CDI, and their Subsidiaries on a consolidated basis.

         "Consolidated Group Member" shall mean any member of the Consolidated Group.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (for purposes of this definition, a "primary obligation") of any other Person (for purposes of this definition, the "primarily liable party") in any manner, whether directly or indirectly, or any obligation of such Person, whether or not contingent, (a) to purchase any primary obligation of the primarily liable party or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation of the primarily liable party, or (ii) to maintain working capital or equity capital of the primarily liable party in respect of any primary obligation or otherwise to maintain the net worth or solvency of the primarily liable party in respect of any primary obligation, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the primarily liable party of the ability of the primarily liable party in respect of such obligation to make payment of such primary obligation, (d) to indemnify or reimburse a bank in respect of drafts drawn under a letter of credit issued by such bank in favor of a third party at the request of such Person, or (e) otherwise to assure or hold harmless the owner of any such primary obligation of the primarily liable party against loss in respect thereof.

         "Contracts" shall mean agreements between a Related Person and any other Person for the providing of services by Related Persons which contracts have generated or will generate, as a result of performance of the obligations of such Related Person thereunder, Credit Accounts.

         "Contracts Report" shall mean each report executed by a Responsible Officer of the applicable Related Person and submitted to Agent, in form and substance satisfactory to Agent and including, among other information, (a) the remaining term and status of performance and progress payments due under each Contract then in effect and (b) the usage, backlog and rates for each drilling rig of any Related Persons, and furnished from time to time in accordance with subsection 5.2.

         "Credit Accounts" shall mean, as to any Person, any "account," as such term is defined in Section 9.106 of the UCC and any "chattel paper" as such term is defined in Section 9.105(a)(2) of the UCC, now or hereafter owned by such Person, which account is classified as a receivable on the balance sheet of such Person.

         "Debt to EBITDA Ratio" shall mean the ratio of Borrower's consolidated Indebtedness as of the last day of the immediately preceding fiscal quarter to the sum of (1) the consolidated net income of Borrower for the immediately preceding four fiscal quarters, plus (2) all interest paid or accrued during such period on Borrower's consolidated Indebtedness which was deducted in determining such consolidated net income, plus (3) all income taxes which were deducted in determining such consolidated net income, plus (4) all depreciation, amortization and other non-cash charges which were deducted in determining such consolidated net income, minus (5) all non-cash items of income which were included in determining such consolidated net income.

         "Default" shall mean any event or occurrence that with the lapse of time or the giving of notice or both would become an Event of Default.

         "Default Rate" shall mean, at the time in question, five percent (5%) per annum plus the Base Rate then in effect; provided that, with respect to any Eurodollar Loan, "Default Rate" shall mean five percent (5%) per annum plus the related Fixed Rate. The Default Rate shall in no event, however, exceed the Highest Lawful Rate.

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "Domestic Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on the signature page hereto, or such other office as such Lender may from time to time specify to Borrower and Agent.

         "Earned Value" shall mean the sum of the following amounts, each as set forth on the most current balance sheet of the Consolidated Group: (i) the amount represented as "Drilling Contracts in Progress" and (ii) Turnkey Joint Venture Advances.

         "Eligible Accounts" shall mean, at a particular date, Credit Accounts:

                   (a) that are payable in U.S. dollars or any foreign currency which is convertible into U.S. dollars; excluding, however, any Credit Accounts payable in a foreign currency to the extent that such foreign currency Credit Accounts exceed 60% of the aggregate value of Eligible Accounts;

                   (b) that are not outstanding more than 90 days past the due date expressed in the related invoice;

                   (c) that are not due more than 60 days after the issuance date expressed in the related invoice;

                   (d) as to which the account debtor thereunder has been sent an invoice within 30 days after such Credit Accounts have been entered on the financial records of the appropriate Related Person;

                   (e) that are not owed by an obligor that is a Consolidated Group Member, an Affiliate or employee of a Consolidated Group Member, or an employee stock option plan of a Consolidated Group Member;

                   (f) that are not owed by an obligor that has taken any of the actions or suffered any of the events of the kind described in Sections 7.1.6 or 7.1.7, unless the payment obligations of such obligor in respect of any such Credit Account are supported by a letter of credit the terms of which are reasonably satisfactory to Agent;

                   (g) that arise from the sale of Property or the rendition of services in the ordinary course of business;

                   (h) as to which neither the relevant Related Person nor (to the best of the knowledge of any Related Persons) the other party to such Credit Account is in default or is likely to become in default in the performance or observance of any of the terms thereof, and as to which the relevant Related Person has fully performed all its obligations;

                   (i) against which no defense, offset, counterclaim or claim has been asserted or alleged and which are not subject to any defense, offset, counterclaim or claim;

                   (j) that are solely owned by a Related Person and in which such Related Person has (i) granted a valid and continuing first priority Lien in favor of Agent pursuant to the Security Instruments, subject only to other Permitted Liens, (ii) duly taken all action necessary or desirable to protect and perfect such Lien and (iii) good and indefeasible title, free and clear of any and all Liens, other than Permitted Liens, or rights of others;

                   (k) as to which no amounts payable under or in connection with are evidenced by promissory notes or other instruments except (i) instruments that constitute a part of chattel paper and that have been individually marked to show the Lien created by the Security Instruments, and (ii) notes or instruments that have been properly endorsed and delivered to Agent;

                   (l) as to which no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part thereof is on file or of record in any public office, except such as may have been filed in favor of Agent pursuant to the Security Instruments;

                   (m) with respect to Credit Accounts generated under Turnkey Contracts, as to which not more than 45 days have elapsed since the issuance date expressed in the related invoice;

                   (n) with respect to Credit Accounts generated under Turnkey Contracts payable to one of the Subsidiaries of CDI, that such Credit Accounts have been assigned to one of the Related Persons pursuant to an assignment in form and substance satisfactory to Agent; and

                   (o) that Agent, after consultation with Lenders, has not otherwise reasonably determined, to be unacceptable in accordance with its customary practices for working capital lines of credit based, in whole or in part, on accounts receivable.

         "Eligible Cash Equivalents" shall mean, at a particular date, Cash
Equivalents:

                   (a)     that are solely owned by a Related Person;

                   (b) as to which such Related Person (i) has granted a valid and continuing first priority Lien in favor of Agent pursuant to the Security Instruments, subject only to other Permitted Liens, and
         (ii) has good and indefeasible title, free and clear of any and all Liens, other than Permitted Liens, or rights or others;

                   (c) as to which no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part thereof is on file or of record in any public office, except such as may have been filed in favor of Agent pursuant to the Security Instruments; and

                   (d) as to which all action necessary or desirable to protect and perfect the Lien of Agent pursuant to the Security Instruments has been duly taken.

         "Eligible Transferee" shall mean any Person which either (a) is a Lender, or (b) is consented to as an Eligible Transferee by Agent and, so long as no Event of Default is continuing, by Borrower, which consents in each case will not be unreasonably withheld; provided, however, that so long as no Event of Default is continuing, Borrower may withhold consent in its sole discretion if the Facility Usage does not exceed $20,000,000 at the time such consent is requested or if the proposed transfer would result in any one Lender other than ING (U.S.) Capital Corporation having a Percentage Share in excess of 33%.

         "Eligible Turnkey Drilling Contract Amounts" shall mean, at a particular date, the aggregate amount that is the Earned Value but that is not yet due and payable (and therefore not a Credit Account) of each Turnkey Contract and:

                   (a) that are payable in Dollars and arise from services rendered or goods delivered to an account debtor;

                   (b) that are not owed by an obligor that is a Consolidated Group Member, an Affiliate or employee of a Consolidated Group Member, or an employee stock option plan of a Consolidated Group Member;

                   (c) that are not owed by an obligor that has taken any of the actions or suffered any of the events of the kind described in Sections 7.1.6 or 7.1.7, unless the payment obligations of such obligor in respect of any such TurnKey Contract are supported by a letter of credit the terms of which are reasonably satisfactory to Agent;

                   (d) as to which neither the relevant Related Person nor (to the best of the knowledge of any Related Persons) the other party to such Turnkey Contract is in default or is likely to become in default in the performance or observance of any of the terms thereof, and as to which the relevant Related Person has fully performed all its obligations;

                   (e) against which no defense, offset, counterclaim or claim has been asserted or alleged and which are not subject to any defense, offset, counterclaim or claim;

                   (f) that are solely owned by a Related Person and in which such Related Person has (i) granted a valid and continuing first priority Lien in favor of Agent pursuant to the Security Instruments, subject only to other Permitted Liens, (ii) duly taken all action necessary or desirable to protect and perfect such Lien and (iii) good and indefeasible title, free and clear of any and all Liens, other than Permitted Liens, or rights of others;

                   (g) as to which no amounts payable under or in connection with are evidenced by promissory notes or other instruments except (i) instruments that constitute a part of chattel paper and that have been individually marked to show the Lien created by the Security Instruments, and (ii) notes or instruments that have been properly endorsed and delivered to Agent;

                   (h) as to which no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part thereof is on file or of record in any public office, except such as may have been filed in favor of Agent pursuant to the Security Instruments;

                   (i) with respect to Turnkey Contracts payable to one of the Subsidiaries of CDI, that such Turnkey Contract has been assigned to one of the Related Persons pursuant to an assignment in form and substance satisfactory to Agent; and

                   (j) that Agent, after consultation with Lenders, has not otherwise reasonably determined to be unacceptable.

         "Environmental Complaint" shall mean any formal, oral or written complaint, order, directive, claim, citation, notice of environmental report, notice of investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property or any Consolidated Group Member, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of any Consolidated Group Member, any improvements located thereon or the business thereon conducted.

         "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of any Consolidated Group Member is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

         "Eurodollar Loan" shall mean a Loan which Borrower designates as a Eurodollar Loan in a Rate Election.

         "Eurodollar Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending office" below its name on the Lender Schedule attached hereto (or, if no such office is specified, its Domestic Lending office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Agent.

         "Eurodollar Rate" shall mean, with respect to each particular Eurodollar Loan and the related Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%), reported, on the date two Business days prior to the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for Dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more (or, if said Page shall cease to be publicly available or if the information contained on said Page, in Agent's sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, as reported by any publicly available source of similar market data selected by Agent that, in Agent's sole judgment, accurately reflects such London Interbank Offered Rate).

         "Event of Default" shall mean any of the events specified in Section
7.1 of this Agreement.

         "Event of Loss" shall mean with respect to any drilling rig, MOPU or related Property of any Related Person, (i) any damage to such drilling rig, MOPU or related Property which results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (ii) the confiscation, documentation or requisition of title to such drilling rig, MOPU or related Property by any government or any instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

         "Facility Usage" shall mean, at the time in question, the sum of (i) the Loan Balance; (ii) all Reimbursement Obligations, plus (iii) the L/C Exposure outstanding at such time.

         "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

         "Financial Statements" shall mean statements of the financial condition and results of operation of the Consolidated Group at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, statements of cash flows, and common stock and other stockholders' equity, on a consolidated and consolidating basis for the Consolidated Group and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of independent certified public accountants acceptable to Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.

         "Fixed Rate" shall mean, with respect to each particular Eurodollar Loan and the associated Eurodollar Rate, the rate per annum calculated by Agent (rounded upwards, if necessary, to the next higher 0.01%) determined on a daily basis pursuant to the following formula:

         Fixed Rate =

         Eurodollar Rate             + Fixed Rate Margin
         ---------------------------
         100.0% - Reserve Percentage

         "Fixed Rate Margin" shall mean:

                   (a) one percent (1%) when the Debt to EBITDA Ratio is less than or equal to 1.3 to 1.0,

                   (b) one and one quarter percent (1.25%) when the Debt to EBITDA Ratio is greater than 1.3 to 1.0 but less than 2.0 to 1.0, and

                   (c) one and five-eighths percent (1.625%) when the Debt to EBITDA Ratio is equal to or greater than 2.0 to 1.0.

         "Fixed Rate Payment Date" shall mean, with respect to any Eurodollar
Loan: (a) the day on which the related Interest Period ends, and (b) any day on which past due interest or past due principal is owed hereunder with respect to such Eurodollar Loan and is unpaid. If the terms hereof provide that payments of interest or principal with respect to such Eurodollar Loan shall be deferred from one Fixed Rate Payment Date to another day, such other day shall also be a Fixed Rate Payment Date.

         "Fleet" shall mean the mobile offshore drilling units, mobile offshore production units and land drilling rigs, including all related personal property and equipment, owned by Borrower and described as follows:

    Langley                                  U.S. Official No. 501872
    Cliffs LaSalle                           U.S. Official No. 644595
    Cliffs Drilling No. 8                    U.S. Official No. 587412
    Cliffs Drilling No. 10                   U.S. Official No. 601376
    Cliffs Drilling 155                      U.S. Official No. 621912
    Cliffs Drilling 4                             (MOPU)
    Rig 28                                        (Land)
    Rig 40                                        (Land)
    Rig 41                                        (Land)
    Rig 42                                        (Land)
    Rig 43                                        (Land)
    Rig 54                                        (Land)
    Cliffs Drilling 100                    Liberian Official No. 9179
    Cliffs Drilling 150                    Liberian Official No. 8909
    Cliffs Drilling 151                    Liberian Official No. 8572
    Cliffs Drilling 152                    Liberian Official No. 8530
    Cliffs Drilling 153                    Liberian Official No. 8353
    Cliffs Drilling 154                    Liberian Official No. 8573
    Cliffs Drilling 160                    Liberian Official No. 6856
    Cliffs Drilling 180                    Liberian Official No. 9792
    Cliffs Drilling 200                    Liberian Official No. 8539

         "Fleet Value" shall mean the value attributed at a particular date, to the Fleet in a published report by Jeffries & Companies, William McKay & Gordon, or such other analyst of the market value of drilling rigs as is reasonably acceptable to Agent; provided that in the event that such value has not been updated by such a report reasonably acceptable to Agent within 12 months, or if such a value is in the reasonable determination of Agent no longer reflective of market value of drilling rigs, the "Fleet Value" shall mean the value determined by an appraisal of the Fleet, provided that the appraiser and the form and scope of the appraisal are satisfactory to Agent.
If an appraisal of the Fleet is required by the preceding sentence, then, until such appraisal is delivered to Agent, the "Fleet Value" may be determined by the Majority Lenders in their sole discretion.

         "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

         "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality or other political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantors" shall mean COG, CDI, and any other Subsidiary of a Related Person that from time to time becomes a party to this Agreement and to such other Loan Documents as may be requested by Agent.

         "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCB's), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" under applicable Environmental Laws.

         "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities and other deferred liabilities and credits) that would appear on a balance sheet of such Person, prepared in accordance with GAAP, (b) all Contingent Obligations for (i) guarantees of borrowed money and (ii) liabilities to indemnify or reimburse a bank in respect of drafts drawn under a letter of credit issued by such bank in favor of a third party at the request of such Person, (c) all obligations of such Person evidenced by bonds, debentures, promissory notes or such similar evidences of indebtedness,
(d) all other indebtedness of such Person for borrowed money, (e) all obligations of others, to the extent any such obligation is secured by a lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

         "Indenture" shall mean collectively (a) that certain Indenture dated as of May 15, 1996, among Cliffs Drilling Company, the subsidiary guarantors named therein, and Fleet National Bank, predecessor of State Street Bank and Trust Company, as trustee, and (b) that certain Indenture dated as of August 7, 1997, among Cliffs Drilling Company, the subsidiary guarantors named therein, and State Street Bank and Trust Company, as trustee; in each case as the same has been or may be supplemented or amended from time to time.

         "Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

         "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction.

         "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how and processes.

         "Interest Period" shall mean, with respect to each particular Eurodollar Loan, a period of 1, 2 or 3 months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), provided that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). No Interest Period may be elected which would extend past the date on which a Note is due and payable in full or which would require prepayment of a Eurodollar Loan prior to the end of the Interest Period for such Eurodollar Loan.

         "Investment" in any Person shall mean any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

         "L/C Exposure" shall mean, at a particular date, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such date less the aggregate value of any L/C Collateral.

         "L/C Collateral" shall have the meaning given it in Section 2.1.4H.

         "L/C Issuer" shall mean ING (U.S.) Capital Corporation in its capacity as the issuer of Letters of Credit hereunder, and its successors as in such capacity. Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as the L/C Issuer in substitution of or in addition to ING (U.S.) Capital Corporation.

         "Lenders" shall mean each signatory hereto (other than Borrower and Related Persons a party hereto), including ING (U.S.) Capital Corporation in its capacity as a lender hereunder rather than as Agent or L/C Issuer, and the successors of each such party as holder of a note.

         "Letter of Credit" shall mean each commercial or standby letter of credit, if any, issued by L/C Issuer for the account of any one or more Related Persons pursuant to Section 2.1.4.

         "Letter of Credit Application" shall mean the standard letter of credit application employed by L/C Issuer from time to time in connection with Letters of Credit, as modified in connection herewith.

         "Letter of Credit Fee" shall mean each fee payable to L/C Issuer by Borrower pursuant to Section 2.1.5 in connection with the issuance of Letters of Credit.

         "Lien" shall mean (i) any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen and artisans, maritime liens and reservations affecting Property that secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, a Related Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing of any financing statement or other security instrument or (ii) any exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions or encumbrances that are either not standard and customary in the industry or that could have a Material Adverse Effect.

         "Loan" shall have the meaning given it in Section 2.1.1.

         "Loan Balance" shall mean the aggregate outstanding principal balance of the Notes from time to time.

         "Loan Documents" shall mean this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Instruments and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit or the Security

Instruments, and all renewals and extensions of, or amendments or supplements to, or restatements of any or all of the foregoing from time to time in effect.

         "Lockbox" shall mean the Post Office Boxes established by the Related Persons pursuant to a request by Agent pursuant to Section 5.22, to which the Related Persons and Agent shall have access and to which all account debtors under Credit Accounts of the Related Persons shall be directed to make remittance to the Related Persons.

         "Lockbox Account" shall mean an account or accounts established with a Lender pursuant to a request by Agent pursuant to Section 5.22 in association with the Lockbox and to which such Related Person and Agent shall have access by way of draft, check, wire transfer of funds or otherwise, except as provided to the contrary in Section 5.22.

         "Majority Lenders" shall mean Lenders where Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%).

         "Material Adverse Effect" shall mean any material and adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Consolidated Group.

         "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Available Proceeds" shall mean, with respect to any Asset Sale, the proceeds thereof in the form of cash or Investments permitted by clause (B) of Section 6.11 including payments in respect of deferred payment obligations when received in the form of cash or Investments (except to the extent that such obligations are financed or sold with recourse to Borrower or any other Related Person), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than any Related Person) owning a beneficial interest in the Property subject to the Asset Sale or having a Lien thereon and (iv) appropriate amounts to be provided by Borrower or any other Related Person, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by Borrower or any other Related Person, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Borrower (an "Officer's Certificate") delivered to Agent; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds. "Net Available Proceeds" means, with respect to any Event of Loss, the proceeds to Borrower or any other Related Persons as a result thereof in the form of cash or Investments permitted by clause (B) of Section 6.11, including insurance proceeds paid to Borrower or any other Related Person, and all payments received by Borrower or any other Related Person from any government or any instrumentality or agency thereof by way of compensation for the requisition of title to Property, net of all fees and expenses incurred by Borrower or any other Related Person related to the collection or receipt of such proceeds, all as reflected in an Officer's Certificate delivered to Agent.

         "Notes" shall have the meaning given it in Section 2.1.1.

         "Notice of Borrowing" shall mean each verbal (confirmed promptly by facsimile of a written request or notice) or written request or notice or facsimile of any such written request or notice (confirmed promptly by delivery of the original written request or notice), in substantially the form attached hereto as Exhibit 1.5, by Borrower to Agent with respect to a borrowing pursuant to Section 2.1, each of which shall:

                   (a) be signed by the Chief Financial Officer or Controller of Borrower;

                   (b) state (i) that no Default or Event of Default exists or will occur after giving effect to the requested borrowing, (ii) the purpose of any requested borrowing, and (iii) that Borrower is entitled to any requested borrowing under this Agreement;

                   (c) specify the other information and contain the other representations reflected in the form of such Exhibit 1.5 for the Loan requested; and

                   (d) constitute a remaking, as of the date of such request rather than the date hereof, of the representations and warranties set forth in the Loan Documents, subject only to the matters set forth in or contemplated by this Agreement.

         "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Related Persons for the payment of Letter of Credit Fees and Commitment Fees, and (e) all other obligations and liabilities of the Related Persons to any Bank Party, now existing or hereafter incurred, under, arising out of or in connection with each Loan Document, and, with respect to all of the foregoing to the extent that any of the same includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and remain unpaid at each relevant time of determination.

         "Original Agreement" shall mean that certain Second Restated Credit Agreement dated as of March 28, 1994, as amended by First Amendment to Second Restated Credit Agreement dated as of May 17, 1994, Second Amendment to Second Restated Credit Agreement dated as of September 26, 1995, Third Amendment to Second Restated Credit Agreement dated as of December 19, 1995, and Fourth Amendment to Second Restated Credit Agreement dated as of June 27, 1996 by and among the Related Persons and ING (U.S.) Capital Corporation, as lender.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

         "Percentage Share" shall mean, with respect to any Lender (a) when used in Sections 2.1.1, 2.1.1A, and 2.2.2, in any Notice of Borrowing or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on the signature pages hereto, and (b) when used otherwise, the percentage obtained by dividing, (i) the sum of the unpaid principal balance of such Lender's Loans at the time in question plus the Reimbursement Obligations which such Lender has funded pursuant to Section 2.1.4C plus the portion of the L/C Exposure which Lender might be obligated to fund under Section 2.1.4C, by
(ii) the sum of the Loan Balance at such time plus the L/C Exposure and the Reimbursement Obligations outstanding at such time.

         "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due or that (provided foreclosure, distraint, sale or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor; (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 or ERISA), old-age pension or public liability obligations that are not yet due or that are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor; (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor, (d) Liens to operators and nonoperators under joint operating agreements arising in the ordinary course of the business of the relevant Related Person to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor; (e) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing and selling hydrocarbons; (f) easements, rights-of-way, restrictions and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interferes with the ordinary conduct of the business of the relevant Related Person or materially detracts from the value or use of the Property to which they apply; (g) Liens of record under terms and provisions of the leases, unit agreements, assignments and other transfer of title documents in the chain of title under which the relevant Related Person acquired the relevant Property;
(h) legal or equitable Liens deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted so long as there exists an adequate bond or such reserve as may be required by GAAP; (i) Liens created in favor of Agent pursuant to the Security Instruments; and (j) other Liens expressly permitted under the Security Instruments.

         "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization or a government or any agency or political subdivision thereof.

         "Plan" shall mean, at a particular date, any employee benefit plan which is covered by ERISA and in respect of which any Related Persons or Commonly Controlled Entity of any Related Persons is (or, if such plan were terminated at such date, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Prior Revolving Credit Note" shall mean that certain Revolving Credit Note delivered to ING (U.S.) Capital Corporation, dated June 27, 1996, which provided for a maximum Indebtedness of $35,000,000, executed by Borrower pursuant to the Original Agreement.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "Rate Election" has the meaning given it in Section 2.2.3.

         "Receivables Report" shall mean each schedule of the Credit Accounts of a Related Person, in substantially the form attached hereto as Exhibit 1.7, with appropriate insertions, provided to Agent by such Related Person from time to time pursuant to Section 5.2.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         "Reimbursement Obligation" shall mean the obligation of the Related Persons to provide to L/C Issuer or reimburse L/C Issuer for any amounts payable, paid or incurred by L/C Issuer with respect to Letters of Credit.

         "Related Persons" shall mean Borrower and the Guarantors.

         "Release of Hazardous Substances" shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority or of a substance not subject to regulation under applicable Environmental Laws, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of any Consolidated Group Member.

         "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

         "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
Section 2615.

         "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable domestic or foreign law, treaty, ordinance, order, judgment, rule, decree or regulation or determination of an arbitrator, court or other Governmental Authority, including, without limitation, rules, regulations and orders and requirements for permits, licenses, registrations, approvals or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "Responsible Officer" shall mean, as to any Person, its President, Chief Executive Officer, Executive Vice President, Senior Vice President, Vice President or Treasurer.

         "Security Instruments" shall mean the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1.7, and all other documents and instruments at any time executed as security for all or any portion of the Obligations.

         "Senior Unsecured Notes" shall mean Borrower's 10.25% Senior Notes due 2003, Series B, and 10.25% Senior Notes due 2003, Series D, issued pursuant to the Indenture.

         "Single Employer Plan" shall mean any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "Superfund Site" shall mean those sites that have been or during the Commitment Period are listed on the Environmental Protection Agency National Priority List (NPL) and eligible for remedial action, or any comparable state registries or list in any state of the United States.

         "Turnkey Contract" shall mean any Contract whereby a Related Person agrees to drill one or more gas wells or oil wells to a specified depth for a fixed or substantially fixed amount of compensation.

         "Turnkey Joint Venture Advance" shall mean, at any time, the aggregate amount advanced by the Related Persons into certain joint ventures relating to Turnkey Contracts.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

         1.2 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

         1.3 References. References in this Agreement to Exhibit, Article or Section numbers shall be to Exhibits, Articles or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," and "hereunder" shall be to this Agreement in its entirety and not only to the particular Exhibit, Article or Section in which such reference appears. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

         1.4 Calculations and Determinations. Any determination hereunder that is in a Bank Party's sole discretion or determination, shall mean such Bank Party's sole determination on any basis as such Bank Party shall determine to be appropriate without application of any implied standard or duty. All calculations under the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by a Bank Party of amounts to be paid under Sections 2.2.6 through 2.2.10 or any other matters which are to be determined hereunder by a Bank Party (such as any Eurodollar Rate, Fixed Rate, Business Day, or Interest Period) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Bank Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

                                   ARTICLE 2

                               TERMS OF FACILITY

         2.1       Line of Credit.

         2.1.1     Commitment.   Upon the terms and conditions (including,
without limitation, the right of Lenders to decline to make any Loan pursuant to this Section so long as any Default or

Event of Default exists) and relying on the representations and warranties contained in this Agreement, each Lender agrees, during the Commitment Period, to make loans to Borrower (herein called such Lender's "Loans"), in an amount up to such Lender's Percentage Share of the Commitment, in immediately available funds at the Applicable Lending Office, to or for the benefit of Borrower, from time to time following receipt of a Notice of Borrowing; provided, however, (a) Borrower shall use all funds from Loans only for capital expenditures, the repurchase of shares of Borrower's common stock as permitted by Section 6.5 hereof, and general working capital purposes, including, without limitation, the issuance of Letters of Credit, and (b) after giving effect to the requested Loans, the Facility Usage does not exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Commitment. Subject to the terms of this Agreement, during the Commitment Period, Borrower may borrow, repay and reborrow hereunder. The aggregate amount of all Loans requested of all Lenders in any Notice of Borrowing must be greater than or equal to $100,000 or must equal the unadvanced portion of the Commitment. The obligations of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note" and collectively referred to as the "Notes") made by Borrower payable to the order of such Lender in the form of Exhibit 1.8 with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein.

         2.1.1A.   Request for New Loans.  Upon receipt of any Notice of
Borrowing, Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to Loans requested thereunder have been met, each Lender will on the date requested promptly remit to Agent at Agent's office in New York, New York the amount of such Lender's new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Agent shall promptly make such Loans available to Borrower. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

         2.1.2 Reduction of Commitment. Borrower shall have the right to terminate at any time, or reduce in part from time to time, the Commitment, provided that (a) Borrower shall give notice to Agent of each such termination or reduction at least one Business Day prior to the date of the relevant termination or reduction, and (b) each partial reduction shall be in an aggregate amount at least equal to $500,000. Each such notice of termination or reduction shall specify the amount of the Commitment to be terminated or reduced. The Commitment once terminated or reduced may not be reinstated.

         2.1.3 Extension of Commitment Termination Date. Each Lender agrees, upon written request of Borrower prior to the Commitment Termination Date, to review the financial condition of the Related Persons and the then value of the Collateral. At such time, Lenders may, at their sole discretion, but shall not be obligated to, extend the then Commitment Termination Date for a period selected by Lenders. Agent shall furnish Borrower with written confirmation as to the decision of the Lenders with respect to any requested extension of the Commitment Termination Date. Should Lenders extend the Commitment Termination Date, the newly established date shall become the Commitment Termination Date for all purposes of this Agreement, and Borrower will execute any amendments requested by Agent. Should Lenders, in the exercise of their sole discretion, elect not to extend the Commitment Termination Date or should Agent fail to advise Borrower of any extension, the Commitment Termination Date shall remain unchanged.

         2.1.4 Allocation of Credit to Letters of Credit. Upon the terms and conditions (including, without limitation, the right of L/C Issuer to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, L/C Issuer agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested Letter of Credit issuance of a Letter of Credit Application executed by Borrower; provided, however, (a) no Letter of Credit shall have an expiration date that exceeds the Commitment Termination Date, and (b) L/C Issuer shall not be obligated to issue any Letter of Credit if (1) after giving effect to the issuance thereof, (i) the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the lesser of the Commitment or the Borrowing Base then in effect or (ii) the L/C Exposure would exceed $10,000,000; (2) the issuance of such Letter of Credit would not be in compliance with all applicable governmental restrictions, policies and guidelines or would subject L/C Issuer to any cost which is not reimbursable under Sections 2.2.7, 2.2.9 or 2.2.10 or (3) the form and terms of such Letter of Credit are not acceptable to L/C Issuer in its sole and absolute discretion.

         2.1.4A.   Reimbursement by Borrower.  Each Reimbursement Obligation
shall constitute a loan by L/C Issuer to Borrower. Borrower promises to pay to L/C Issuer, or to L/C Issuer's order, on demand, the full amount of each Reimbursement Obligation, together with interest thereon at the Default Rate.

         2.1.4B.   Letter of Credit Advances.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by L/C Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with L/C Issuer's payment of such draft or demand and shall be immediately used by L/C Issuer to repay the amount of the resulting Reimbursement Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of calculating Facility Usage pursuant to the first sentence of Section 2.1.1 the amount of such Loans shall be considered but the amount of the Reimbursement Obligation to be concurrently paid by such Loans shall not be considered.

         2.1.4C.   Participation by Lenders.  L/C Issuer irrevocably agrees to grant and hereby grants to each Lender, and -- to induce L/C Issuer to issue Letters of Credit hereunder -- each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from L/C Issuer, on the terms and conditions hereinafter stated and for such Lender's own account and risk an undivided interest equal to such Lender's Percentage Share of L/C Issuer's obligations and rights under each Letter of Credit issued hereunder and the amount of each Reimbursement Obligation paid by L/C Issuer thereunder. Each Lender unconditionally and irrevocably agrees with L/C Issuer that, if a Reimbursement Obligation is paid under any Letter of Credit for which L/C Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related Letter of Credit Application (including any reimbursement by means of concurrent Loans or by the application of L/C Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to L/C Issuer on demand, in immediately available funds at L/C Issuer's address for notices hereunder, such Lender's Percentage Share of such Reimbursement Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender's obligation to pay L/C Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to L/C Issuer pursuant to this subsection is paid by such Lender to L/C Issuer within three Business Days after the date such payment is due, L/C Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to L/C Issuer pursuant to this subsection is not paid by such Lender to L/C Issuer within three Business Days after the date such payment is due, L/C Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate.

         2.1.4D.   Distributions to Participants.  Whenever L/C Issuer has in
accordance with this section received from any Lender payment of such Lender's Percentage Share of any Reimbursement Obligation, if L/C Issuer thereafter receives any payment of such Reimbursement Obligation or any payment of interest thereon (whether directly from Borrower or by application of L/C Collateral or otherwise, and excluding only interest for any period prior to L/C Issuer's demand that such Lender make such payment of its Percentage Share), L/C Issuer will distribute to such Lender its Percentage Share of the amounts so received by L/C Issuer; provided, however, that if any such payment received by L/C Issuer must thereafter be returned by L/C Issuer, such Lender shall return to L/C Issuer the portion thereof which L/C Issuer has previously distributed to it.

         2.1.4E.   Drafts and Demands.  L/C Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft (other than the examination of any documents stipulated in a Letter of Credit to be delivered to L/C Issuer), either at the time of acceptance of payment or thereafter. L/C Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by L/C Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower agrees to hold L/C Issuer and each other Bank Party harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY BANK PARTY, provided only that no Bank Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

         2.1.4F.   Extension of Maturity.  If the maturity of any Letter of
Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Related Person, or if the amount of any Letter of Credit is increased at the request of any Related Person, this Agreement shall be binding upon all Related Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by L/C Issuer, L/C Issuer's correspondents, or any Bank Party in accordance with such extension, increase or other modification.

         2.1.4G.   Transferees of Letter of Credit.  If any Letter of Credit
provides that it is transferable, L/C Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall L/C Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by L/C Issuer to any purported transferee or transferees as determined by L/C Issuer is hereby authorized and approved, and Borrower further agrees to hold L/C Issuer and each other Bank Party harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY BANK PARTY, provided only that no Bank Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

         2.1.4H. Obligations in Excess of Borrowing Base. If the outstanding L/C Exposure causes the Facility Usage to exceed the Borrowing Base, and either Borrower elects to cure the Borrowing Base Deficiency with L/C Collateral or Majority Lenders require Borrower to provide L/C Collateral pursuant to Section 2.1.7, then Borrower will immediately pay to L/C Issuer an amount equal to such excess L/C Exposure. L/C Issuer will hold such amount as security for the L/C Exposure (all such amounts held as security being herein collectively called "L/C Collateral") until such excess L/C Exposure become Reimbursement Obligations, at which time such L/C Collateral may be applied to such Reimbursement Obligations, or until such excess L/C Exposure is eliminated, at which time the L/C Collateral shall be returned to Borrower or applied toward the Loan Balance, at the direction of Borrower. Neither this subsection nor the following subsection shall, however, limit or impair any rights which L/C Issuer may have under any other document or agreement relating to any Letter of Credit or L/C Exposure, including any Letter of Credit Application, or any rights which any Bank Party may have to otherwise apply any payments by Borrower and any L/C Collateral under Section 2.2.5.

         2.1.4I.   Acceleration of LC Obligations.  If the Obligations or any
part thereof become immediately due and payable pursuant to Section 7.1 then, unless Majority Lenders otherwise specifically elect to the contrary (which election may thereafter by retracted by Majority Lenders at any time), all L/C Exposure shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to L/C Issuer immediately an amount equal to the aggregate L/C Exposure and Reimbursement Obligations which are then outstanding. All amounts so paid shall be applied first to Reimbursement Obligations and then held by L/C Issuer as L/C Collateral until such LC Exposure becomes Reimbursement Obligations, at which time such L/C Collateral shall be applied to such Reimbursement Obligations. Pending application thereof, all L/C Collateral shall be invested by L/C Issuer in such investments as L/C Issuer may choose in its sole discretion. All interest on such investments shall be reinvested or applied to Reimbursement Obligations. When all Obligations have been satisfied in full, including all L/C Exposure and Reimbursement Obligations, and all Letters of Credit have expired or been terminated, L/C Issuer shall release any remaining L/C Collateral to Borrower. Borrower hereby assigns and grants to L/C Issuer a continuing security interest in all L/C Collateral paid by it to L/C Issuer, all investments purchased with such L/C Collateral, and all proceeds thereof to secure its Reimbursement Obligations and its Obligations under this Agreement, the Note, and the other Loan Documents, and Borrower agrees that such L/C Collateral and investments shall be subject to all of the terms and conditions of the Security Instruments. Borrower further agrees that L/C Issuer shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the applicable State with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest. When Borrower is required to provide L/C Collateral for any reason and fails to do so on the day when required, L/C Issuer may without notice to Borrower or any other Related Person provide such L/C Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with L/C Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments. Any such amounts which are required to be provided as L/C Collateral and which are not provided on the date required shall, for purposes of each Security Instrument, be considered past due Obligations owing hereunder, and L/C Issuer is hereby authorized to exercise its respective rights under each Security Instrument to obtain such amounts.

         2.1.5 Letter of Credit Fee. In addition to interest on the Note as provided herein and Commitment Fees payable hereunder, Borrower agrees to pay to Agent for the account of all Lenders in accordance with their respective Percentage Share a fee in arrears equal to the Fixed

Rate Margin per annum, on the average daily undrawn and unexpired amount of each issued and outstanding Letter of Credit during the period that such Letter of Credit remains outstanding. Such fee with respect to Letters of Credit shall be payable quarterly on the first day of each January, April, July and October, commencing on the first of such dates to occur after the Closing Date, and on the Commitment Termination Date. Notwithstanding the foregoing, with respect to Letters of Credit in an amount less than $15,000, Borrower agrees to pay Agent for the account of all Lenders in accordance with their respective Percentage Share a fee in advance equal to $500 per annum for the entire stated term of such Letter of Credit.

         2.1.6     Borrowing Base Determinations.

                   (a) The Borrowing Base as of the Closing Date is $35,000,000. The Borrowing Base shall be redetermined quarterly on the basis of information supplied by the Related Persons in compliance with the provisions of this Agreement, including, without limitation, Borrowing Base Certificates and Receivable Reports, and all other information then available to Lenders. Notwithstanding the foregoing, Majority Lenders may, in the exercise of their good faith discretion, make redeterminations of the Borrowing Base (i) no more frequently than quarterly on the basis of information then available to Lenders regarding Credit Accounts, and (ii) at any time and from time to time upon the occurrence of any event or change having a Material Adverse Effect.

                   (b) The Borrowing Base at any particular date shall be that set forth in the most recent Borrowing Base Certificate submitted to Agent pursuant to subsection 5.2, as such figure may be adjusted or redetermined from time to time by Majority Lenders. Agent shall notify Borrower orally or by facsimile within five Business Days after receipt of the Borrowing Base Certificate (confirming such notice promptly in writing) of its determination, and the Borrowing Base so communicated to Borrower shall become effective upon such verbal or facsimile notification by Agent to Borrower. Any Borrowing Base established pursuant to this Agreement shall remain in effect until the next subsequent determination of the Borrowing Base. The Borrowing Base shall represent the determination by Majority Lenders, in accordance with the applicable definitions and provisions herein contained and with consideration for the nature of the facilities established hereunder, of the value, for loan purposes, of the Eligible Accounts, the Eligible Turnkey Drilling Contracts and the Fleet Value. Furthermore, the Related Persons acknowledge that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Related Persons to be essential for the adequate protection of Bank Parties.

         2.1.7 Cure of Borrowing Base Deficiency. Borrower shall, within three Business Days of the occurrence of any Borrowing Base Deficiency, (a) prepay, or make arrangements acceptable to Majority Lenders for the prepayment of, the Loan Balance in the amount of such Borrowing Base Deficiency, (b) add to the Collateral to secure the Obligations additional Property of a Related Person acceptable to Majority Lenders in their sole discretion as to character and amount, (c) secure all Letters of Credit (to the extent of the Borrowing Base Deficiency) with L/C

Collateral pursuant to Section 2.1.4.H in a manner acceptable to L/C Issuer in its sole discretion, or (d) perform any combination of the alternatives described in causes (a), (b) and (c) of this Section and acceptable to Majority Lenders in their sole discretion.

         2.1.8 Advances to Satisfy Obligations of Borrower. Upon the occurrence of any Event of Default, Agent may, but shall not be obligated to, pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts any Related Person is required to pay under any Loan Document. Borrower shall immediately reimburse Agent for any such payments and each such amount shall constitute an obligation owed hereunder which is due and payable on the date such amount is paid by Agent.

         2.2       Provisions Relating to All Loans.

         2.2.1 Interest. Interest on the Loans shall accrue and be payable at the rate per annum equal to (a) the applicable Fixed Rate for each Eurodollar Loan during the applicable Interest Period and (b) otherwise at the applicable Base Rate, as such interest is provided for herein and in the Notes; provided, however, the interest on past due principal and, to the extent permitted by applicable law, past due interest, shall accrue at the Default Rate and shall be payable upon demand by Lenders at any time as to all or any portion of such interest. Accrued interest on the Loans shall be payable on the Fixed Rate Payment Date in the case of a Eurodollar Loan and on the last Business Day of each calendar quarter in the case of a Base Rate Loan.

         2.2.2 Fees. In addition to interest on the Notes as provided herein and the Letter of Credit Fees payable hereunder and to compensate Lenders for making the commitments hereunder and maintaining funds available, Borrower shall pay to Agent for the account of each Lender in accordance with such Lender's Percentage Share, in immediately available funds, a commitment fee determined on a daily basis by applying the Commitment Fee Rate to the (i) Commitment minus (ii) the Facility Usage on each date during the Commitment Period, which fee shall be due and payable in arrears on the last day of each June, September, December, and March and on the Commitment Termination Date.

         2.2.3 Continuations and Conversions of Existing Loans. Borrower may from time to time designate all or any portion of the Loans (including any yet to be made) as Eurodollar Loans. Borrower may also make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, or to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. To make any such election, Borrower must give to Agent written notice (or telephonic notice promptly confirmed in writing) of any such designation or of such conversion or continuation of existing Loans. Each such notice must:

                   (a) specify (i) the aggregate amount of any Base Rate Loans into which existing Loans are to be continued or converted and the date on which such continuation or conversion is to occur, or (ii) the aggregate amount of any new Loans which Borrower wishes to designate as Eurodollar Loans or the aggregate amount of any Eurodollar Loans into which existing Loans are to be continued or converted, the first day of the Interest Period which is to apply to such Eurodollar Loans, and the length of the applicable Interest Period; and

                   (b) be received by Agent not later than 10:00 a.m., New York, New York time, on (i) the day on which any such continuation or conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the first day of the specified Interest Period of any Eurodollar Loans.

Each such written request or confirmation must be made in the form and substance of the "Rate Election" attached hereto as Exhibit 2.3.4., duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Rate Election, Agent shall give each Lender prompt notice of the terms thereof. Each Rate Election shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any notice of continuation or conversion with respect to existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any continuation or conversion of existing Loans pursuant to this section, and no such continuation or conversion shall be deemed to be a new advance of funds for any purpose; such continuations and conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

         2.2.4 Optional Prepayments. Borrower may, upon one Business Day's notice to each Lender, from time to time and without premium or penalty prepay the Notes, in whole or in part, so long as the aggregate amount of all partial prepayment of principal on the Note is greater than or equal to $100,000, and so long as Borrower does not prepay any Eurodollar Loan. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

         2.2.5 Payments to Bank Parties. Borrower will make each payment which it owes under the Loan Documents to Agent for the account of the Bank Party to whom such payment is owed. Each such payment must be received by Agent not later than 3:00 p.m. New York time, on the date such payment becomes due and payable, in lawful money of the United States of America and in immediately available funds. Any payment received by Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (unless, in the case of a Eurodollar Loan, such next succeeding Business Day is the first day of a calendar month, in which case such payment shall be due on the immediately preceding Business Day), and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Agent's Note. When Agent collects or receives money on account of the Obligations, Agent shall distribute all money so collected or received, and each Bank Party shall apply all such money so distributed, as follows:

                   (a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agent under Section 2.1.8 or 5.16 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Bank Parties shall otherwise agree);

                   (b) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

                   (c) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

                   (d) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.2.4. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Agent pro rata to each Bank Party then owed Obligations described in such subsection in proportion to all amounts owed to all Bank Parties which are described in such subsection; provided that if any Lender then owes payments to Agent for the funding of a Loan pursuant to Section 2.1.1.A or to L/C Issuer for the purchase of a participation under Section 2.1.4C hereof, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Agent or L/C Issuer, as applicable, to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

         2.2.5A    Payments by Borrower.  Payment by Borrower to Agent of any
principal, interest or other fees or expenses due hereunder shall extinguish the obligation of the Borrower to each Bank Party for such Obligations actually paid, and Agent shall indemnify and hold Borrower and Related Parties harmless from and against the claims of any Bank Party with respect to the payment of such Obligations to the extent of such principal, interest or other fees or expenses actually paid.

         2.2.6 Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any law, rule or regulation, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank Party or any corporation controlling any Bank Party, then, upon demand by such Bank Party, Borrower will pay to Agent for the benefit of such Bank Party, from time to time as specified by such Bank Party, such additional amount or amounts which such Bank Party shall determine to be appropriate to compensate such Bank Party or any corporation controlling such Bank Party in light of such circumstances, to the extent that such Bank Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Bank Party's Loans, Letters of Credit, participation in Letters of Credit or commitments under this Agreement.

         2.2.7 Increased Cost of Eurodollar Loans or Letters of Credit. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated), or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

                   (a) shall change the basis of taxation of payments to any Bank Party of any principal, interest, or other amounts attributable to any Eurodollar Loan or Letter of Credit or otherwise due under this Agreement in respect of any Eurodollar Loan or Letter of Credit (other than taxes imposed on the overall net income of such Bank Party or any Applicable Lending Office of such Bank Party by any jurisdiction in which such Bank Party or any such Applicable Lending Office is located); or

                   (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Loan or Letter of Credit (excluding those for such Bank Party is fully compensated pursuant to adjustments made in the definition of Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Bank Party; or

                   (c) shall impose on any Bank Party or the interbank Eurocurrency deposit market any other condition which increases the cost to any Bank Party of funding or maintaining any Eurodollar Loan or diffusing any Letter of Credit or reduces the amount of any sum receivable by any Bank Party in respect of any Eurodollar Loan or Letter of Credit by an amount deemed by such Bank Party to be material, then such Bank Party shall promptly notify Agent and Borrower of the happening of such event and of the cost or loss which has resulted therefrom, and (i) Borrower shall upon demand pay to Agent for the account of such Bank Party such additional amount or amounts as will compensate such Bank Party for such cost or loss, and (ii) Borrower may elect, by giving to Agent and such Bank Party not less than three Business Days' notice, to convert all (but not less than all) of any such Eurodollar Loans of such Bank Party into Base Rate Loans of such Bank Party subject, however, to Sections 2.2.8 or 2.2.10.

         2.2.8 Change of Law or Conditions. If any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Bank Party to fund or maintain Eurodollar Loans, or shall materially restrict the authority of any Bank Party to purchase or take offshore deposits of dollars (i.e., "Eurodollars"), or if any Bank Party determines that the formula for calculating the Fixed Rate does not fairly reflect the cost to such Bank Party of making or maintaining loans based on such rate, then, upon notice by such Bank Party to Borrower, and Agent, then Borrower's right to elect Eurodollar Loans from such Bank Party shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Eurodollar Loans of such Bank Party which are then outstanding or are then the subject of any Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain Base Rate Loans of such Bank Party. Borrower agrees to indemnify each Bank Party and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration.

         2.2.9 Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Bank Party against, and reimburse each Bank Party on demand for, any loss or expense incurred or sustained by such Bank Party (including without limitation any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Bank Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Eurodollar Loan made after the delivery, but before the effective date, of a Rate Election, if such payment or prepayment prevents such Rate Election from becoming fully effective, (c) the failure of any Eurodollar Loan to be made or of any Rate Election to become effective due to any condition precedent to a Eurodollar Loan not being satisfied or due to any other action or inaction of any Related Person, or (d) any conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends.

         2.2.10    Reimbursable Taxes.  Borrower covenants and agrees that:

                   (a) Borrower will indemnify each Bank Party against and reimburse each Bank Party for, on an after-tax basis, all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Eurodollar Loan (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any thereof imposed on or measured by the overall net income of such Bank Party or any Applicable Lending Office of such Bank Party by any jurisdiction in which such Bank Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section).

                   (b) All payments on account of the principal of, and interest on, each Bank Party's Loans and Note, and all other amounts payable by Borrower to any Bank Party hereunder shall be made in full free and clear of, without set-off or court claim and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower being compelled by law or other regulations to make any such deduction or withholding from any payment to any Bank Party, Borrower shall pay on the due date, by way of additional interest, such additional amounts receivable by such Bank Party after such deduction or withholding shall equal the amount which would have been receivable in the absence of any such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Bank Party an official receipt or other official documentation evidencing payment of such deduction or withholding.

         2.2.11 Pledge of and Security Interest in Collateral Account and Right of Offset or Lien. Related Persons hereby transfer, assign and pledge to each Bank Party and grant to each Bank Party a security interest (as security for the payment and performance of the Obligations, with such interest of Bank Parties to be retransferred, reassigned and released by Bank Parties, as the case may be, at the expense of Related Persons, upon termination of all rights to borrow and Letters of Credit hereunder and upon payment in full and complete performance by Related Persons of all Obligations) in all funds of any one or more of Related Persons now or hereafter or from time to time on deposit with any Bank Party, including, without limitation, the Cash Equivalents, with all remedies available to such Bank Party as secured party or assignee of such funds being exercisable upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, Related Persons hereby grant to each Bank Party (a) exercisable upon the occurrence of any Event of Default, the right of offset or banker's lien against all funds of any one or more of Related Persons now or hereafter or from time to time on deposit with such Bank Party, including, without limitation, the Cash Equivalents, (b) exercisable while there exists a Borrowing Base Deficiency but no Event of Default, the right of offset or banker's lien against all funds of any one or more of Related Persons now or hereafter or from time to time on deposit with such Bank Party in the form of matured Cash Equivalents, but only to the extent not reinvested by the relevant Related Persons in other Cash Equivalents and (c) the right to apply any such funds received in accordance with the provisions of clauses (a) or (b) above, as a prepayment of the Obligations, in such order as such Bank Party may elect, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds prior to the maturity thereof.

         2.2.12 Business Purpose; Margin Securities. In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Each Related Person represents and warrants to each Bank Party that such Related Person is not engaged principally, or as one of such Related Person's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.


                                   ARTICLE 3

                                   CONDITIONS

         The obligations of each Lender to make Loans and of L/C Issuer to issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

         3.1 Receipt of Loan Documents and Other Items. No Lender has any obligation to make its first Loan, and L/C Issuer has no obligation to issue the first Letter of Credit unless Agent shall have received the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers of the Related Persons, all in form and substance satisfactory to Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to
Agent:

                   3.1.1 multiple counterparts of this Agreement, as requested by Agent;

                   3.1.2       each Note;

                   3.1.3 a Third Restated Guaranty by each of the Guarantors;

                   3.1.4 copies of the Articles of Incorporation of or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of each of the Related Persons, accompanied by a certificate issued by the secretary or an assistant secretary of the relevant Related Persons to the effect that each such copy is correct and complete;

                   3.1.5 certificates of incumbency and signatures of all Responsible Officers of each of the Related Persons who are authorized to execute Loan Documents on behalf of such entity, each such certificate being executed by the secretary or an assistant secretary of the relevant Related Persons;

                   3.1.6 copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of each of the Related Persons, accompanied by certificates of the secretary or an assistant secretary of the relevant Related Persons to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the relevant Related Persons, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

                   3.1.7 the following Security Instruments creating, evidencing, perfecting and otherwise establishing the Liens in favor of Agent, in and to the Collateral:

                   (a) Second Restated Security Agreement by and among the Related Persons, as debtors, and Agent, as secured party, covering the Accounts and covering all inventory, equipment and other personal property and all substitutions and replacements of any of the foregoing and proceeds with respect thereto;

                   (b) Second Restated Security Agreement by and among the Related Persons, as debtors, and Agent, as secured party, covering deposits and money market instruments and all substitutions and replacements of any of the foregoing and proceeds with respect thereto;

                   (c) First Restated First Preferred Fleet Mortgage by Borrower in favor of Agent covering U.S. flag vessels; and

                   (d) First Restated First Preferred Fleet Mortgage by Borrower in favor of Agent covering Liberian flag vessels.

                   3.1.8 Certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each Related Person in the States of Delaware and Texas, and of COG in the State of Louisiana;

                   3.1.9 the opinion of Griggs & Harrison, counsel to Related Persons, in substantially the form attached hereto as Exhibit 3.1.9;

                   3.1.10 opinion of Thompson & Knight, special counsel to Agent; and

                   3.1.11 such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidence as Agent may reasonable request.

         3.2 Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and L/C Issuer has no obligation to issue any Letter of Credit unless the following conditions precedent have been satisfied:

                   3.2.1 No Defaults. No Event of Default or Default shall exist or will occur after the requested Loan has been made or the requested Letter of Credit has been issued.

                   3.2.2 No Material Adverse Effect. No event shall have occurred which could have a Material Adverse Effect.

                   3.2.3 Representations and Warranties Correct. Each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Related Persons as if made on the requested date for such Loan or the issuance or extension of such Letter of Credit.

                   3.2.4 Security Instruments Effective. All of the Security Instruments shall be in full force and effect and provide to Bank Parties the security intended thereby.

                   3.2.5 Compliance. Each Related Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or issuance of such Letter of Credit.

                   3.2.6 No Legal Impediment. The making of such Loan shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject any Bank Party to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

                   3.2.7 Notice. Notice of Borrowing shall have been received by Agent at least the requisite time prior to the requested date for the Loan, or a Letter of Credit Application shall have been received by L/C Issuer at least one Business Day prior to the requested issuance date for the relevant Letter of Credit.

                   3.2.8 Additional Documents. Agent shall have received all documents and instruments which Agent has then requested, in addition to those described in Section 3.1 (including opinions of legal counsel for the Related Persons and Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of the Related Persons and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any of the Related Persons in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Agent in form, substance and date.

                   3.2.9 Legal Matters. All legal matters relating to the Loan Documents and the consummation of the transactions contemplated thereby shall be satisfactory to legal counsel to Agent.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         To confirm each Bank Party's understanding concerning Related Persons and their business, properties and obligations, and to induce each Bank Party to enter into this Agreement and to make the Loans, Related Persons jointly and severally represent and warrant to each Bank Party (which representations and warranties shall survive the delivery of the Notes) that:

         4.1 Due Authorization and Corporate Existence. The execution and delivery by each Related Person of this Agreement and the borrowings hereunder; the execution and delivery by Borrower of the Notes; the repayment of the Notes and interest provided in the Notes and this Agreement; the execution and delivery of the other Loan Documents by each Related Person; and the performance of all obligations of Related Persons under the Loan Documents are within the power of such Related Person, have been duly authorized by all necessary corporate action, do not and will not require the consent of any Governmental Authority (except as has been previously obtained) and do not and will not (a) contravene or conflict with any provision of law or the charter or bylaws of any Related Person, (b) contravene or conflict in any material respect with any material indenture, instrument or other agreement to which any Related Person is a party or by which any Collateral or any other material Property of any Related Person may be presently bound or encumbered, or (c) other than as to Permitted Liens, result in or require the creation or imposition of any Lien in, upon or on any Collateral or any other material Property of any Related Person under any such indenture, instrument or other agreement, other than the Loan Documents. Borrower is duly authorized to borrow funds hereunder; and Guarantors are duly authorized to guaranty Borrower's Obligations. Each Related Person is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates the same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

         4.2 Valid and Binding Obligations. This Agreement, and each of the other Loan Documents when duly executed and delivered by the Related Persons, will be legal, valid and binding obligations of such Related Persons that are parties thereto, enforceable against such Related Person in accordance with their respective terms.

         4.3 Title to Assets. Each Related Person has good and indefeasible title to all of its Properties in all material respects, free and clear of all Liens except for Permitted Liens and those set forth under the caption heading "Liens and Encumbrances" on Exhibit 4.3 attached hereto.

         4.4 Scope and Accuracy of Financial Statements. The Financial Statements of the Consolidated Group as of December 31, 1997, present fairly the financial position and results of operations and cash flows of the Consolidated Group in accordance with GAAP as at the relevant points in time or for the periods indicated, as applicable. No event or circumstance has occurred since December 31, 1997, that could reasonably be expected to have or result in a Material Adverse Effect.

         4.5 Liabilities, Litigation and Restrictions. Other than as listed in the Financial Statements of the Consolidated Group as of December 31, 1997, including the notes thereto, none of the Related Persons has any liabilities, direct or contingent, that may materially and adversely affect the business or operations of the Consolidated Group, or their ownership of the Collateral. Except as set forth under the heading "Litigation" on Exhibit 4.5 hereto, as of the date hereof, no litigation or other action of any nature affecting any Related Person is pending before any Governmental Authority or, to the knowledge of any Related Person, threatened against or affecting any Related Person that might reasonably be expected to result in any material impairment of its ownership of any material Collateral or any other Material Adverse Effect. To the best of the knowledge of each Related Person, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law or otherwise relative to the business or operations of any Related Person or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in the business activities conducted by such Related Person or that could not reasonably be expected to have a Material Adverse Effect.

         4.6 Authorizations and Consents. Except as expressly contemplated by this Agreement or previously obtained, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Related Persons of any of the Loan Documents, the repayment by Related Persons of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by Related Persons of their obligation under any of the Loan Documents.

         4.7 Compliance with Laws. Related Persons and their Property are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws and the Natural Gas Policy Act of 1978, as amended, except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Effect.

         4.8 Proper Filing of Tax Returns and Payment of Taxes Due. Each Related Person has duly and properly filed all United States income tax returns and all other tax returns that are required to be filed, and has paid all material taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of each Related Person with respect to any taxes or other governmental charges are adequate in all material respects.

         4.9 ERISA. Each Related Person is in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and has been administered in all material respects with applicable provisions of ERISA and the Code. To the best knowledge of each Related Person and each Commonly Controlled Entity, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by any Related Person or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. None of Related Persons or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, none of Related Persons or any Commonly Controlled Entity would become subject to any liability under ERISA if Related Persons or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans. None of Related Persons or any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of Related Persons, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, Related Persons have no reason to believe that the annual cost during the term of this Agreement to Related Persons and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of Related Persons and all Commonly Controlled Entities under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

         4.10 Environmental Laws. To the best of the knowledge and belief of Related Persons, except as would not have a Material Adverse Effect:

                   4.10.1 no Property of any Related Person is currently, or has ever been, on any federal or state list of Superfund Sites;

                   4.10.2 no Hazardous Substances have in the past been generated, transported, and or disposed of, by any Related Person at a Superfund Site;

                   4.10.3 except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, no Release of Hazardous Substances by any Consolidated Group Member or from, affecting or related to any Property of any Consolidated Group Member has occurred;

                   4.10.4 no Environmental Complaint has been received by any Related Person;

                   4.10.5 the Related Persons are conducting their businesses in material compliance with all applicable Environmental Laws, and have all permits, licenses and authorizations required in connection with the conduct of their businesses. Each Related Person is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

                 4.10.6 no Related Person has any known material contingent liability in connection with any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Substances;

                 4.10.7 no Related Person has handled any Hazardous Substances, other than as a generator, on any properties now or previously owned or leased by any Related Person to an extent that such handling has, or may reasonably be expected to have, a Material Adverse Effect; and

         a. no PCBs are or have been present at any properties now or previously owned or leased by any Related Person to an extent that has, or may reasonably be expected to have, a Material Adverse Effect;

         b. no asbestos is or has been present at any properties now or previously owned or leased by any Related Person to an extent that has, or may reasonably be expected to have, a Material Adverse Effect;

         c. there are no underground storage tanks for Hazardous Materials, active or abandoned, at any properties now or previously owned or leased by any Related Person to an extent that has, or may reasonably be expected to have, a Material Adverse Effect;

                 4.10.8 No Hazardous Substance generated by any Related Person has been recycled, treated, stored, disposed of or released by any Related Person other than in the ordinary course of business of such Related Person in compliance with applicable Environmental Laws;

                 4.10.9 No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of any Related Person (and to the best knowledge of Borrower, no such notification has been filed with respect to any Related Person by any other Person), regarding a Release has, or may reasonably be expected to have, a Material Adverse Effect and no property now or previously owned or leased by any Related Person is listed or proposed for listing as a Superfund Site;

                 4.10.10 There are no Liens arising under or pursuant to any Environmental Laws on any of the real properties or properties owned or leased by any Related Person, and no government actions have been taken or are in process which could subject any of such properties to such Liens; nor would any Related Person be required to place any notice or restriction relating to the presence of Hazardous Substances at any properties owned by it in any deed to such properties.

                 4.10.11 There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of any Related Person in relation to any properties or facility now or previously owned or leased by any Related Person which have not been made available to Agent.

         4.11 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U or X.

         4.12 Investment Company Act Compliance. None of Related Persons is, nor is any Related Person either directly or indirectly controlled by or acting on behalf of any Person that is, an "investment company" or an "affiliated person" of any "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.13 Public Utility Holding Company Act Compliance. None of Related Persons is a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.14 Other Regulations. None of Related Persons is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

         4.15 Intellectual Property. Each Related Person owns or is licensed to use all Intellectual Property necessary for the conduct of its business as currently conducted that is material to its condition (financial or other), business, or operations. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property, and none of Related Persons knows of any valid basis for any such claim. The use of such Intellectual Property by such Related Person does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of such Related Person.

         4.16 No Material Misstatements. No information, exhibit or report prepared by or at the direction and with the supervision of any Related Person and furnished to any Bank Party by or at the direction of any Related Person in connection with the negotiation and preparation of this Agreement, nor any information, exhibit or report prepared by any other Person and so furnished to any Bank Party by or at the direction of any Related Person, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

         4.17 Casualties or Taking of Property. Since December 31, 1997, neither the business nor any Property of any Related Person has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions of any Governmental Authority, riot, activities of armed forces or acts of God.

         4.18 Names of Business and Locations of Business, Offices and Property. None of Related Persons has, during the preceding five years had, been known by, or used any other corporate, trade or fictitious name, except as disclosed in Exhibit 4.18. Except as provided on Exhibit 4.18 under the heading "Principal Places of Business; Chief Executive Offices," the principal place of business and chief executive offices of each Related Person are located at the respective address of Related Persons set forth in Section 9.3 or at such other location as such Related Person may have, by proper written notice hereunder, advised Agent, provided that such other location is within a state in which appropriate financing statements from such Related Person in favor of Agent have been filed.

         4.19 Security Instruments. The provisions of each Security Instrument are effective to create in favor of Agent for the benefit of Lenders, a legal, valid and enforceable Lien in all right, title and interest of Related Persons in the Collateral described therein, which Liens constitute fully perfected first priority Liens on all right, title and interest of Related Persons in the Collateral described therein.

         4.20 Subsidiaries. The Related Persons have no Subsidiaries other than as described on Exhibit 4.20 hereto.

         4.21 No Election to be Treated as a Utility. None of Related Persons has elected to be treated as a utility or made a filing as a utility pursuant to the provisions of TEX. BUS. & COM. CODE ANN. Section 35.01 et seq. (Vernon 1987).

         4.22 Permits. Except approvals as have previously been obtained and consents required in the ordinary course of business, no consents, licenses, approvals or authorizations are required in connection with the execution, delivery and performance by Borrower of its obligations under the Loan Documents, and the transactions contemplated thereby.

         4.23 Brokerage Commissions. Any brokerage commissions due in connection with the transactions contemplated hereby have been paid in full by Borrower, and any such commissions coming due in the future will be promptly paid by Borrower. Borrower agrees to and shall indemnify each Bank Party from any liability, claims or losses arising by reason of any such brokerage commissions.

         4.24 No Default. No Related Person is materially in Default under any agreement to which it is a party and no Event of Default (or event which with the giving of notice and the lapse of the time or both or other applicable condition might constitute an Event of Default) has occurred and is continuing under any such agreement.

                                   ARTICLE 5

                             AFFIRMATIVE COVENANTS

         To conform with the terms and conditions under which each Bank Party is willing to have credit outstanding to Borrower, and to induce each Bank Party to enter into this Agreement and to extend credit hereunder, each Related Person jointly and severally warrants and covenants, so long as this Agreement remains in effect unless agreed in writing by Majority Lenders to the contrary:

         5.1 Maintenance and Access to Records. Each Related Person will keep adequate records, in accordance with GAAP, of all its material transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined in all material respects, and promptly following the reasonable request of Agent, make such records available for inspection by Agent or its representatives (including independent accountants, auditors, agents, attorneys, appraisers and other Persons) and, at the expense of Related Persons, allow Agent or such representatives to write down information and to make and take away copies thereof.

         5.2 Reports. Each Related Person will deliver to Agent, on or before the 20th day after the end of each calendar quarter, a Borrowing Base Certificate, a Receivables Report, a brief report on the status and location of all drilling rigs and production units, and a Contracts Report, each of which shall be certified by the Chief Financial Officer of each Related Person.

         5.3 Quarterly Financial Statements and Contract Reports. Each Related Person will deliver to Agent the following, which shall be certified by the Chief Financial Officer of each Related Person, on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Consolidated Group, a copy of the unaudited consolidated and consolidating Financial Statements of the Consolidated Group as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, as applicable, such Financial Statements to be prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Consolidated Group subject to changes resulting from normal year-end audit adjustments.

         5.4 Annual Financial Statements and Budgets. Each Related Person will deliver Agent, on or before the 90th day after the close of each fiscal year of the Consolidated Group, a copy of (a) the annual audited consolidated and unaudited consolidating Financial Statements of the Consolidated Group and
(b) the comment letter submitted by the accountants to management in connection with the annual report. Each Related Person will deliver to Agent, on or before the 30th day after the close of each fiscal year of the Consolidated Group, a copy of the proposed annual budget and business plan of the Consolidated Group.

         5.5 Stockholder Communications and Securities and Exchange Commission Filings. Each Related Person will furnish to Agent within 5 days after any material report (other than financial statements) or other communication is sent by any Consolidated Group Member to its stockholders, filed by any Consolidated Group Member with the Securities and Exchange Commission or any successor or analogous Governmental Authority, filed by any Consolidated Group Member with any stock exchange or issued as a press release, copies of such report or communication, without exhibits except as may be requested by Agent.

         5.6 Notices of Certain Events. Each Related Person will deliver to Agent, immediately upon having knowledge thereof, a written statement with respect to the occurrence of any of the following events or circumstances, signed by the Chief Financial Officer of the relevant Related Person and setting forth the relevant event or circumstances and the steps being taken by the relevant Related Person with respect to such event or circumstance:

                 5.6.1    any Default or Event of Default;

                 5.6.2 any default or event of default under any contractual obligation of Related Persons or any Subsidiary of Related Persons, or any litigation, investigation or proceeding between any Related Person or any Subsidiary of any Related Person and any Governmental Authority that, in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

                 5.6.3 any litigation or proceeding involving any Related Person or any Subsidiary of any Related Person as a defendant or in which any Property of any Related Person or any Subsidiary of any Related Person is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

                 5.6.4 any sale, transfer or other disposition of assets owned by any Related Person or any Subsidiary of any Related Person whether now owned or hereafter acquired (including, without limitation, any discount or sale of Credit Accounts), the greater of the book value or the sale price of which exceeds $5,000,000;

                 5.6.5 any Reportable Event or imminently expected Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or the institution of proceedings or the taking of any other action by PBGC, any Related Person or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

                 5.6.6 the receipt by any Related Person or any Subsidiary of any Related Person of any Environmental Complaint or any formal request from any Governmental Authority or other entity for information (other than requirements for periodic reports required by any Governmental

Authority pursuant to any permit or Requirement of Law) regarding any Release of Hazardous Substances by any Consolidated Group Member or any Subsidiary of any Consolidated Group Member or from, affecting or related to any Property of any Consolidated Group Member or any Subsidiary of any Consolidated Group Member, but only to the extent that such matter if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

                 5.6.7 any actual, proposed or threatened testing or other investigation by any Governmental Authority or other entity concerning the environmental condition of, or relating to, any Property of any Consolidated Group Member or any Subsidiary of any Consolidated Group Member following any allegation of a violation of any Requirement of Law, but only to the extent that such matter if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

                 5.6.8 any Release of Hazardous Substances by any Consolidated Group Member or any Subsidiary of any Consolidated Group Member or from, affecting or related to any Property of any Consolidated Group Member of any Subsidiary of any Consolidated Group Member, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority or of a substance not subject to regulation under Environmental Laws, or the violation of any Environmental Law or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization that could reasonably be expected to result in a Material Adverse Effect;

                 5.6.9    any material decline in the value of the Collateral;
and

                 5.6.10 any other event or condition which could reasonably be expected to cause a Material Adverse Effect.

         5.7 Additional Information. Each Related Person will furnish to Agent, promptly upon the reasonable request of Agent, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Related Persons or any Subsidiary of any Related Person as Agent may from time to time reasonably request; and notify Agent not less than 10 Business Days prior to any change in its name or the location of its principal place of business or chief executive office, and, upon the request of Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

         5.8 Compliance with Laws and Payment of Assessments and Charges. Each Related Person will comply, and cause each Subsidiary of any Related Person to comply, with all Requirements of Law, including, without limitation, the Natural Gas Policy Act of 1978, as amended, and pay all taxes, assessments, governmental charges, rent and other Indebtedness that, if unpaid, might become a Lien against its Property other than a Permitted Lien, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to comply or pay could not reasonably be expected to result in a Material Adverse Effect.

         5.9 Compliance with ERISA. To the extent, if any, ever applicable, each Related Person will comply in all material respects with all requirements, including, without limitation, the minimum funding requirements, of ERISA, so as not to give rise to any material liability thereunder or to incur any Reportable Event thereunder, and promptly furnish to Agent (a) if requested, promptly after the filing thereof with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any Reportable Event or of any "prohibited transaction," as such term is defined in Section 4975 of the Code in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the relevant Related Person specifying the nature thereof, what action such Related Person is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

         5.10    Compliance with Environmental Laws.

                 (a) Each Related Person will comply, and cause each Subsidiary of any Related Person to comply, in all material respects with all Requirements of Law, including, without limitation, Environmental Laws, (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of any Related Person in which Agent has a Lien or any other Property of any Related Person, or (ii) required for the performance or conduct of its operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of each Related Person and any subsidiary of any Related Person while such Persons are acting within the scope of their relationship with the relevant Related Person or any Subsidiary of any Related Person, to so comply in all material respects with, all Requirements of Law and other requirements with respect to the Property of any Related Person or any Subsidiary of any Related Person and the operation thereof necessary or appropriate to enable any Related Person or any Subsidiary of any Related Person to fulfill its obligations in all material respects under all Requirements of Law applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such Property.

                 (b) Promptly, and in any event within 30 days after the end of each fiscal year of the Related Persons, the Related Persons will deliver to Agent a certificate signed by the chief executive officer of Borrower stating to his knowledge, that the Related Persons are in compliance with the requirements of this Section 5.10 or setting forth, to his knowledge any non-compliance with the requirements of this Section, which certificate shall specifically cover any matters brought to the attention of the boards of directors of the Related Persons.

         5.11 Hazardous Substances Indemnification. Each Related Person will, jointly and severally, defend, indemnify and hold each Bank Party, their respective employees, agents, officers and directors harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under or from its Property, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off its Property, whether prior to or during the term hereof, and whether by any Related Person or any predecessor in title, employee, agent, contractor or subcontractor of any Related Person or any predecessor in title, or any third Persons at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such Property, or (c) any residual contamination on or under the Property of any Related Person or any Property of any other Person, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF ANY BANK PARTY; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement, provided that such indemnity shall not extend to any act or omission by any Bank Party with respect to any Property subsequent to such Bank Party becoming the owner of such Property and with respect to which Property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by such Bank Party.

         5.12 Maintenance of Corporate Existence and Good Standing. Each Related Person will maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

         5.13 Further Assurances. Each Related Person will promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge and deliver such other assurances and instruments as shall, in the reasonable opinion of Agent, be necessary to fulfill the terms of the Loan Documents.

         5.14 Agreement to Deliver Security Instruments. Each Related Person agrees to deliver, to further secure the Obligations whenever requested by Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Instruments in form and substance satisfactory to Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property described in the Security Instruments in existence on the Closing Date.

         5.15 Initial Fees and Expenses. Each Related Person will promptly pay directly, on behalf of Agent, all out of pocket costs and expenses of Agent, including without limitation, reasonable fees and expenses of Thompson & Knight, special counsel to Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein and the consummation of the transactions contemplated in this Agreement.

         5.16 Expenses. The Related Persons, jointly and severally, agree to pay or reimburse Agent for paying: (a) all reasonable out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable fees and expenses of counsel, environmental consultants, insurance consultants and other professionals retained by Agent) in connection with (i) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Loan Documents requested by the Related Persons or required to preclude the Related Persons from being in Default; (b) all reasonable costs and expenses of Agent (including reasonable counsel fees) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom and (ii) the enforcement of this Section 5.16; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents, or any other documents referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Loan Document or any other document referred to herein or therein; and (d) all reasonable out-of-pocket third-party costs of engineers, environmental or any other consultants and agents incurred in connection with this Agreement or the Loan Documents. In addition to the foregoing, until all of the Obligations have been paid in full, Borrower will also pay or reimburse Agent for all reasonable out-of-pocket costs and expenses of Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Agent, including travel and miscellaneous expenses and fees and expenses of Agent's outside counsel, reserve engineers, and consultants engaged in connection with the Loan Documents. The Related Persons hereby agree to indemnify each Bank Party and their directors, officers, employees and agents for, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to this Agreement, or the Loan Documents, the extensions of credit hereunder or any actual or proposed use by the Related Persons of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR

ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY BANK PARTY, BUT SHALL EXCLUDE ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED SOLELY BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

         5.17 Maintenance of Tangible Property. Each Related Person will maintain all of its tangible Property in good repair and condition, ordinary wear and tear excepted, and make all necessary replacements thereof and operate such Property in a good and workmanlike manner, except to the extent the failure to do so would not have a Material Adverse Effect.

         5.18 Maintenance of Insurance and Evidence Thereof. Each Related Person will obtain and continue to maintain insurance as required by the Security Instruments and such other insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect (including, without limitation, Energy, Exploration and Development coverage, sometimes referred to as "turnkey" insurance, which "turnkey" insurance shall be maintained in the form and at least in the dollar amounts currently held by such Related Person, all such insurance to be in amounts and from insurers acceptable to Agent, and, upon any renewal of any such insurance and at other times upon request by Agent, furnish to Agent evidence, satisfactory to Agent, of the maintenance of such insurance.

         5.19 Inspection of Tangible Assets. Each Related Person will permit any authorized representative of Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), following reasonable prior notice to the Related Persons and during normal business hours, to visit and inspect any tangible asset of any Related Person, at the sole risk of Agent, but at the expense of the Related Persons to the extent of reasonable expenses incurred by Agent.

         5.20 Payment of Notes and Performance of Obligations. Borrower will pay the Notes according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all other Obligations.

         5.21 Performance of Contracts. Each Related Person will perform and observe in all material respects each of the provisions of the Contracts on its part to be performed or observed prior to the termination thereof, unless and to the extent only that the same shall be contested in good faith by appropriate action by or on behalf of any Related Person.

         5.22 Lockbox and Lockbox Account Arrangement. Upon request of Agent, each Related Person will execute, maintain in full force and effect, and comply in all respects with the provisions of such documentation as may be reasonably required by Agent to establish the Lockbox and the Lockbox Account (including, without limitation, a Lockbox Agreement for each Related Person with an attached schedule of Lockbox Standard Processing Procedures and an associated Lockbox Setup Checklist), and direct all account debtors under the Credit Accounts of each Related Person to make remittance to the Lockbox; provided, however, upon the occurrence of any Default or Event of Default, access by Related Persons to the Lockbox Account shall terminate and funds accumulating in the Lockbox Account shall, subject to the exercise of any remedy available to Lender upon an Event of Default, be subject to investment, at the direction of Related Persons and for the account of Related Persons (with any earnings on any such investment to be deposited in and added to the balance of the Lockbox Account), in Eligible Cash Equivalents.

         5.23    Payment and Performance Bond.  Except as permitted pursuant to
Section 6.2(a) hereof, Borrower shall not (i) contract for any payment or performance bond, nor (ii) permit any modification, amendment or termination of any payment or performance bond in any respect.

                                   ARTICLE 6

                               NEGATIVE COVENANTS

         To conform with the terms and conditions under which each Bank Party is willing to have credit outstanding to Borrower and to induce each Bank Party to enter into this Agreement and to extend credit hereunder, each Related Person jointly and severally warrants and covenants that so long as this Agreement remains in effect unless agreed in writing by Majority Lenders to the contrary:

         6.1 Indebtedness. No Related Person will create, incur, assume or suffer to exist any Indebtedness other than that reflected in the financial statements referred to in Section 4.4 above (and renewals and extensions of, but not increases to, such Indebtedness) whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured current accounts payable incurred in the ordinary course of business, that are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Indebtedness owed to any other Consolidated Group Member and (d) Indebtedness of Borrower evidenced by the Senior Unsecured Notes.

         6.2 Contingent Obligations. No Related Person will create, incur, assume or suffer to exist any Contingent Obligation other than that reflected in the financial statements referred to in Section 4.4 above (and renewals and extensions of, but not increases to, such Contingent Obligations) provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance, surety or other bonds provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) guarantees by the Borrower of the obligations of any joint venture to which any of the Related Persons or any of their respective Subsidiaries is a joint venturer, (d) the Obligations (with respect to COG and CDI), (e) guarantees by Borrower's Subsidiaries of the Indebtedness of Borrower evidenced by the Senior Unsecured Notes or (f) guarantees by Borrower of the obligations of any of its wholly-owned Subsidiaries; provided, however, with respect to any Contingent Obligations





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
allowed pursuant to Section 6.2 (c), such obligations must be related to the types of business currently being conducted by the Related Persons and such Contingent Obligations may never exceed in the aggregate $2,500,000.

         6.3 Liens. No Related Person will create, incur, assume or suffer to exist any Lien on any of its Property (now owned or hereafter acquired); provided, however, the foregoing restrictions shall not apply to (a) Permitted Liens or (b) Liens provided for in Exhibit 4.3.

         6.4     Sales of Assets.

                 (a) No Related Person will sell, transfer or otherwise dispose of, in one or any series of transactions within any 12-month period, assets, whether now owned or hereafter acquired (including, without limitation, any discount or sale of Credit Accounts), the higher of the aggregate book value or the sale price of which for the Consolidated Group exceeds $5,000,000, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to the sale of hydrocarbons or inventory in the ordinary course of business.

                 (b) If any Related Person engages in an Asset Sale or incurs an Event of Loss, Borrower or such Related Person may either, no later than 360 days after such Asset Sale or such Event of Loss, (i) apply all or any of the Net Available Proceeds therefrom to prepay the Obligations, provided that concurrently with such prepayment, the Commitment shall be permanently reduced by the amount of such prepayment, or (ii) invest all or any part of the Net Available Proceeds thereof in Property that replaces the Property that was the subject of such Asset Sale or such Event of Loss, as the case may be, or in other Property that will be used in the business of the Related Persons. Nothing in this Section 6.4(b) shall be deemed to permit any sale, transfer or other disposal of assets not permitted by Section 6.4(a).

         6.5 Dividends and Distributions. In any fiscal year of the Consolidated Group, Borrower will not declare, pay or make, whether in cash or Property, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any share of, any class of its capital stock; provided, however, the foregoing restriction shall not apply to the purchase by Borrower of an aggregate of up to 1,600,000 shares of its common stock (0.01 par value per share) in the open market (in addition to 600,000 shares described in the Original Agreement).

         6.6     Changes in Corporate Structure.

                 6.6.1 Borrower will not issue, sell or otherwise dispose of any shares of the capital stock of any Guarantor issued in the name of Borrower such that Borrower would cease to own all of the outstanding capital stock of all the Guarantors.

                   6.6.2 CDI will not issue, sell or otherwise dispose of any shares of the capital stock of any of its Subsidiaries issued in the name of CDI such that CDI would cease to own all of the outstanding capital stock of its Subsidiaries.

                   6.6.3 None of the Related Persons will enter into any transaction of dissolution or liquidation of the Related Persons or any Subsidiary of the Related Persons or any sale, transfer, lease or other disposition of all or any substantial part of the Property, assets or business of the Related Persons or any Subsidiary of the Related Persons.

                   6.6.4 No Related Person will become a party to any merger or consolidation of any Related Persons, unless any Subsidiary of Borrower merges into or consolidates with a Related Person.

         6.7 Organization or Acquisition of Subsidiaries. No Related Person will organize, acquire or agree to acquire in excess of 50% of the outstanding shares of capital stock of any Person entitled to vote for the election of directors of any Person unless, contemporaneously with such acquisition, such Person is merged into a Related Person in compliance with
Section 6.6.4 above or such Person shall take such actions as necessary, in the reasonable opinion of Agent to establish itself as a Guarantor.

         6.8 Transactions with Affiliates. No Related Person will directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates other than the other Related Persons, except upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person that was not an Affiliate.

         6.9 Payment of Accounts Payable. No Related Person will allow any account payable to be in excess of 90 days past due, except such as are being contested in good faith and as to which such reserve as required by GAAP has been established with respect thereto or if the failure to pay such account payable would not have a Material Adverse Effect.

         6.10 Loans or Advances. No Related Person will make or agree to make or allow to remain outstanding any loans or advances to any Person in excess of an aggregate of $1,000,000 at any point in time, except (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) loans, advances or extensions of credit to suppliers or contractors under applicable contracts or agreements in connection with oil and gas development activities of any Related Persons, (c) loans or advances to any other Consolidated Group Member and (d) other loans and advances that may be approved by Majority Lenders from time to time in their sole discretion.

         6.11 Investments. No Related Person will make, agree to make or suffer to exist any Investment other than (A) that reflected in the Financial Statements referred to in Section 4.4.

above, (B) overnight investments or other investment vehicles limited to the following: (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Borrower and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard and Poor's Ratings Group (a division of McGraw-Hill, Inc.), or at least P-1 by Moody's Investors Service, Inc; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above, (vi) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less with any commercial bank not meeting the qualifications specified in clause (ii) above, provided that all such demand and time deposits do not exceed $15,000,000 in the aggregate at any one time, and (vii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

         6.12 Nature of Business. No Related Person will make or permit to occur any material change in the nature of its business.

         6.13 Current Ratio. Related Persons will not permit, at any time the ratio, on a consolidated basis for the Consolidated Group, of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.2 to 1.0.

         6.14 Consolidated Adjusted Equity. Related Persons will not permit at any time their Consolidated Adjusted Equity to be less than $125,000,000 plus seventy-five percent (75%) of the cash proceeds of any capital stock of Borrower sold pursuant to a public equity offering.

         6.15 Funded Debt to Total Capitalization Ratio. Borrower shall not permit Consolidated Funded Debt as of any date to exceed 60% of Consolidated Total Capitalization. As used in this Section 6.15, "Consolidated Total Capitalization" shall mean the sum of Consolidated Funded Debt, par value of preferred stock (if any), par value of common stock, capital in excess of par value of common and preferred stock and retained earnings, less treasury stock (if any).

         6.16 Hedging Contracts. No Related Person will be a party to or in any manner be liable on any forward, future, swap or hedging contract, except:





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
                  6.16.1 contracts entered into by Borrower with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Related Persons that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds seventy-five percent (75%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is Agent, any Lender or one of their respective Affiliates) at the time the contract is made has long-term obligations rated A or A2 or better, respectively, by Standard & Poor's Rating Group or Moody's Investors Service, Inc. (or a successor credit rating agency).

                  6.16.2 contracts entered into with the purpose and effect of fixing prices on oil and/or gas expected to be produced by the Related Persons, provided that at all times: (i) no such contract fixes a price for a term more than twelve (12) months; (ii) the aggregate monthly production covered by all such contracts settled on a monthly basis, by a monthly proration acceptable to Agent for any single month does not in the aggregate exceed eighty- five percent (85%) of the Related Persons' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Related Persons' businesses for such month, (iii) no such contract requires any Related Person to put up money, assets, letters of credit or other security against the event of its nonperformance prior to actual default by such Related Person in performing its obligations thereunder and (iv) each such contract shall be with a counterparty or have a guarantor of the obligation of the counterparty who (unless such counterparty is Lender or one of its affiliates) at the time the contract is made has long-term obligations rated AA or Aa2 or better, respectively, by Standard & Poor's Rating Group or Moody's Investor Services, Inc. (or a successor credit rating agency). As used herein, the term "Projected Oil and Gas Production" means the projected production of oil and/or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Related Person which are located in or offshore of the United States.

                   6.16.3 contracts entered into by a Related Person with the purpose and effect of fixing currency exchange rates between U.S. dollars and one or more foreign currencies in which a Related Person will be receiving or making payments, provided that (i) the aggregate notional amount of such contracts never exceeds ___% of the anticipated payments to be hedged by such contracts and (ii) the obligation of the counterparty (unless such counterparty is a Lender or one of its affiliates) at the time the contract is made has long-term obligations rated A or A2 or better, respectively, by Standard & Poor's Ratings Group or Moody's Investor Services, Inc. (or a successor credit rating agency).

         6.17 Cash Flow Coverage. The Related Persons' Cash Flow Ratio for any fiscal quarter shall not be less than: 1.5 to 1.0 as of the end of each fiscal quarter. As used in this section, the term "Related Persons' Cash Flow Ratio" means the quotient of (i) the sum of the Consolidated net income of the Related Persons for such period plus amounts deducted in the computation of such Consolidated net income for depreciation, depletion, amortization and other non-cash items, plus cash interest expenses, divided by
(ii) the sum of all interest payments due on the Obligations and the Senior Unsecured Notes for such period.

                                   ARTICLE 7

                               EVENTS OF DEFAULT

         7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default as that term is used herein:

                   7.1.1 default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any Commitment Fee or Letter of Credit Fee or any other Obligation and, with respect to the payment of interest, such default shall continue for one Business Day;

                   7.1.2 default shall be made in the due observance or performance of Sections 6.1, 6.4, 6.5, 6.6, 6.7, 6.10, and 6.11.

                   7.1.3 there shall exist a default under or an Event of Default as defined in any Loan Document or default shall be made by any Related Persons in the due observance or performance of any agreement contained in any of the Loan Documents (other than as specified in Sections 7.1.1 and 7.1.2) and such default or Event of Default shall continue for 30 days after the earlier of notice thereof to the Related Persons by Agent or actual knowledge thereof by a Responsible Officer of the Related Persons.

                   7.1.4 any representation or warranty made by any Related Persons in any of the Loan Documents, including, without limitation, any Notice of Borrowing proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to any Bank Party in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                   7.1.5 default shall be made by any Related Person (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other evidence of Indebtedness the amount of which exceeds $100,000 or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, except such as is being contested in good faith and as to which such reserve as is required by GAAP has been made;

                   7.1.6 any Related Person shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

                   7.1.7 an order, judgment or decree shall be entered against any Related Person by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 60 days;

                   7.1.8 any levy, execution, garnishment, attachment, sequestration or other writ or similar proceeding against any material portion of the Property of any Related Person that is not permanently dismissed, discharged or stayed within 60 days after the levy;

                   7.1.9 a final and non-appealable order, judgment or decree shall be entered against any Related Person for money damages and/or Indebtedness due in an amount in excess of $200,000 and such order, judgment or decree shall not be satisfied, dismissed or stayed within 60 days;

                   7.1.10 any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; any Related Person or Commonly Controlled Entity shall incur or, in the reasonable opinion of Agent, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this subsection
7.1.10 could subject any Related Person or Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would exceed $100,000 and any such circumstance shall exist for in excess of 90 days;

                   7.1.11 any charges are filed or any other action or proceeding is instituted by any Governmental Authority against any Related Person under the Racketeering Influence and

Corrupt Organizations Statute (18 U.S.C. Section 1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of any Related Person subject to a Lien pursuant to the Security Instruments without
(i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

                   7.1.12 any Related Person shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them; (ii) made or suffered a transfer of any of its Property that is fraudulent under any bankruptcy, fraudulent conveyance or similar law; (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint that is not vacated within 90 days from the date thereof;

                   7.1.13 any Security Instrument shall for any reason (other than the failure of the title of any Related Person in the Property covered thereby) fail or cease to create valid and perfected first priority Lien against the Collateral purportedly covered thereby, subject only to Permitted Liens, and such failure shall continue for 30 days after the earlier of notice thereof to such Related Person by Agent or knowledge thereof by any Responsible Officer of such Related Person; or

                   7.1.14 the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by Agent.

                   7.1.15       the occurrence of a Change of Control.

                   7.1.16 Borrower fails to pay any interest or principal installment, when due, of the Senior Unsecured Notes, or any Related Person breaches or defaults in the performance of the Indenture or any other agreement or instrument by which the Senior Unsecured Notes are governed or guaranteed, and any such failure, breach or default continues beyond any applicable period of grace provided therefor.

         7.2 Remedies. Upon the occurrence with respect to Borrower of an Event of Default specified in Sections 7.1.6 or 7.1.7, the aggregate principal amount of all Obligations then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable; upon the occurrence of any other Event of Default, Agent may (and upon written instructions from Majority Lenders, Agent shall) declare the aggregate principal amount of all Obligations then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal balance of the Obligations and all accrued interest thereon shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by

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each Related Person.  Upon any acceleration, any obligation of any Lender to make any further Loans shall be permanently terminated.

                                   ARTICLE 8

                                     AGENT

         8.1. Appointment and Authority. Each Bank Party hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Agent to the other Bank Parties is only that of one commercial lender acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Agent a trustee or other fiduciary for any holder of any of the Notes or of any participation therein nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lenders in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law. Upon receipt by Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from any other Bank Party to Agent of any Default or Event of Default, Agent shall promptly notify each other Bank Party thereof.

         8.2. Exculpation, Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable to any Bank Party for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Bank Party and shall not be responsible to any other Bank Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Related Person or to inspect the property

(including the books and records) of any Related Person; (e) shall not be responsible to any other Bank Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Related Person and the Lenders in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

         8.3. Credit Decisions. Each Bank Party acknowledges that it has, independently and without reliance upon any other Bank Party, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Bank Party also acknowledges that it will, independently and without reliance upon any other Bank Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

         8.4. Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender's Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Substances found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT,

provided only that no Lender shall be obligated under this section to indemnify Agent for that portion, if any, of any liabilities and costs which is proximately caused by Agent's own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender's Percentage Share of any costs and expenses to be paid to Agent by Borrower under Section 5.18 to the extent that Agent is not timely reimbursed for such expenses by Borrower as provided in such section. As used in this section the term "Agent" shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

         8.5. Rights as Lender. In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent. Agent may accept deposits from, lend money to, act as Trustee under indentures of, and generally engage in any kind of business with any Related Person or their Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

         8.6. Sharing of Set-Offs and Other Payments. Each Bank Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker's lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under Section 2.2.5, causes such Bank Party to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 2.2.5, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Bank Parties to share all payments as provided for in Section 2.2.5, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lenders share all payments of Obligations as provided in Section 2.2.5; provided, however, that nothing herein contained shall in any way affect the right of any Bank Party to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to any court order to be paid on account of the possession of such funds prior to such recovery.

         8.7. Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lenders, Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Agent for distribution to Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

         8.8. Benefit of Article 8. The provisions of this Article (other than the following Section 8.9) are intended solely for the benefit of Bank Parties, and no Related Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Bank Party.
Bank Parties may waive or amend such provisions as they desire without any notice to or consent of Borrower or any Related Person.

         8.9. Resignation. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation, Borrower may, with the written concurrence of Majority Lenders, designate a successor Agent. A successor must be appointed for any retiring Agent, and such Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent's resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder the provisions of this Article 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 Transfers and Participations. Neither Borrower nor any Affiliate of Borrower shall directly or indirectly purchase or otherwise retire any obligation owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all Bank Parties, such purchaser shall not be entitled to any rights of any Bank Party under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

         9.1.1 No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person other than an Eligible Transferee, and then only if the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Related Person under Sections 2.2.6 through 2.2.10 of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and
(iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under Section 9.10. No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Agent and Borrower.

         9.1.2 Except for sales of participations under the immediately preceding subsection 9.1.1, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee, and then only if such assignment is made in accordance with the following requirements:

         (a) Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender's commitments, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Note and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in such Loans and Note and be committed to make that Percentage Share of all future Loans, and the Percentage Share of the Commitment of both the assignor and assignee shall equal or exceed $5,000,000.

         (b) The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the "Register" (as defined below in this section), an Assignment and Acceptance in the form of Exhibit 9.1.2, appropriately completed, together with the Note subject to such assignment and a processing fee payable to Agent of $2,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (i) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (ii) as of the "Settlement Date" specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Agent shall thereupon deliver to Borrower and each Lender a schedule showing the revised Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other Lenders.

         (c) Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) for Federal income tax purposes, shall (to the extent it has not already done so) provide Agent and Borrower with duly executed forms as statements prescribed by law which permit Borrower to make payments hereunder for the account of such assignee Lender free of deduction or withholding of income or similar terms.

         9.1.3 Nothing contained in this section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall relieve such Lender from its obligations hereunder.

         9.1.4 By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Agent and each other Lender hereunder that such assignee understands and agrees to the terms hereof, including Article 8 hereof.

         9.1.5 Agent shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Bank Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. The Register shall be available for inspection by Borrower or any Bank Party at any reasonable time and from time to time upon reasonable prior notice.

         9.2 Survival of Representations, Warranties and Covenants. All representations and warranties of the Related Persons and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding.

         9.3 Notices and Other Communications. Except as to verbal or facsimile notices expressly authorized herein, which verbal or facsimile notices shall be confirmed in writing, all notices, requests and communications hereunder shall be in writing (including by facsimile). Unless otherwise expressly provided herein, any such notice, request, demand or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when sent and telephonic or other confirmation received, addressed as follows:

                   (a)     if to Agent, to:

                           ING (U.S.) Capital Corporation
                           135 East 57th Street
                           New York, New York  10022-2101
                           Attention:  King Grant
                                       Senior Vice President
                           Telecopy No:(212) 832-3616

                   (b)     if to Related Persons, to:

                           Cliffs Drilling Company
                           Cliffs Oil and Gas Company
                           Cliffs Drilling International, Inc.
                           c/o Cliffs Drilling Company
                           300 Citicorp Center
                           1200 Smith Street
                           Houston, Texas 77002
                           Attention: Edward A. Guthrie,
                           Vice President - Finance
                           Telecopy No: (713) 951-0649

                   (c) if to any Bank Party other than Agent, at its address specified on the signature pages hereto.

         Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

         Borrower agrees to provide Agent with as many copies as Agent may reasonably request of any notice, certificate, report or financial statement required to be delivered to Agent pursuant to the terms hereof.

         9.4 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.6 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of Related Persons or Lender shall be binding upon and inure to the benefit of Related Persons or Lender, as the case may be, and their respective successors and assigns.

         9.5 Renewals and Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed that in whole or in part represents a renewal or extension of any part of the Indebtedness of Related Persons under this Agreement, the Notes or any of the other Loan Documents.

         9.6 No Waiver, Rights Cumulative. No course of dealing on the part of any Bank Party, its officers or employees, nor any failure or delay by any Bank Party with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of any Bank Party under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. No advance of a Loan or issuance of a Letter of Credit hereunder shall constitute a waiver of any of the covenants, warranties or conditions of Related Persons contained herein. In the event Related Persons are unable to satisfy any such covenant, warranty or condition, no such advance or issuance of a

Letter of Credit shall have the effect of precluding Bank Parties from thereafter declaring such inability to be an Event of Default as hereinabove provided.

         9.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

         9.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

         9.9 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of Bank Parties and Related Persons. No other Person shall have standing to require satisfaction of such provisions in accordance with their terms.

         9.10 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement the change, waiver, discharge or termination is sought, and (i) if such party is Borrower, by Borrower, (ii) if such party is Agent or L/C Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Agent on behalf of Lenders with the written consent of Majority Lenders (which consent is given as to the termination of the Loan Documents). Notwithstanding anything to the contrary herein, Agent may, with the written consent of the Majority Lenders waive any provisions of Articles 5 or 6 hereof or any Event of Default under Section 7.1.15 hereof. Subject to the immediately preceeding sentence, but notwithstanding anything else to the contrary herein, Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article 3 (provided that Agent may in its discretion withdraw any request it has made under Section 3.2.8), (2) increase the Commitment of such Lender or subject such Lender to any additional obligations, (3) reduce any fees payable to such lender hereunder, or the principal of, or interest on, such Lender's Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Majority Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents, or (6) release Borrower from its obligation to pay such Lender's Note or any Guarantor from its guaranty of such payment.

         9.11 Acknowledgements and Admissions. Each Related Person hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Bank Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Bank Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Related Persons, on one hand, and each Bank Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Related Person and any Bank Party, (vii) Agent is not Borrower's Agent, but Agent for Lenders, (viii) should an Event of Default or Default occur or exist, each Bank Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Bank Party, or any representative thereof, and no such representation or covenant has been made, that any Bank Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Bank Parties have relied upon the truthfulness of the acknowledgements in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

         9.12 Agreement Construed as Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

         9.13 Events and Circumstances Not Reducing or Discharging the Related Person's Liability. Related Persons hereby consent and agree to each of the following to the fullest extent permitted by law, and agree that Related Persons' liability under this Agreement and the Notes or the other Loan Documents, as the case may be, shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waive any rights (including without limitation rights to notice) that Related Persons might otherwise have as a result of or in connection with any of the following:

                   9.13.1 Modifications, etc. Any renewal, extension, modification, increase, decrease, reissuance, replacement, alteration or rearrangement of all or any part of the Obligations, including, without limitation, the Notes, this Agreement or any other Loan Documents, or any contract or understanding between any Related Person and any Bank Party or any other Person, pertaining to the Obligations;

                   9.13.2 Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any Bank Party to any Related Person or any other Person liable on the Obligations;

                   9.13.3 Condition of any Related Person. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, reorganization, disability, dissolution or lack of power of any Related Persons or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of any Related Persons or any other such Person so liable, or any sale, lease or transfer of any or all of the assets of any Related Person or any other such Person so liable;

                   9.13.4 Release of Obligors. Any full or partial release of the liability of any Related Person on the Obligations or any part thereof, it being recognized, acknowledged and agreed by Related Persons that a Related Person may be required to pay the Obligations in full without assistance or support of any other Person;

                   9.13.5 Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

                   9.13.6 Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

                   9.13.7 Care and Diligence. The failure of Lender or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of the Collateral;

                   9.13.8 Status of Liens. The fact that any collateral, security, security interest or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized and agreed by the Related Person that Related Persons are not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Obligations;

                   9.13.9 Payments Rescinded. Any payment by any Related Person to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to any Related Person or someone else; or

                   9.13.10 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Notes, the other Loan Documents, the Obligations or the security and collateral therefor, whether or not such action or omission prejudices any Related Person or increases the likelihood that the Related Person will be required to pay the Obligations pursuant to the terms hereof; it being the unambiguous and unequivocal intention of any Related Person that each Related Person shall be obligated to pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

         9.14 Time of Essence. Time is of the essence of this Agreement and of each provision hereof.

         9.15 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of Agent; provided, however, that in no event shall Agent violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

         9.16 Limitation on Interest. Bank Parties, the Related Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Related Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

         9.17 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICT OF LAW PRINCIPLES THEREOF) AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE EXPRESSLY ELECTED IN A LOAN DOCUMENT.

         9.18 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF BANK PARTIES, IN COURTS HAVING SITUS IN NEW YORK CITY,

NEW YORK. THE RELATED PERSONS HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY, NEW YORK AND HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY ANY BANK PARTY IN ACCORDANCE WITH THIS SECTION
9.18. IN FURTHERANCE THEREOF, THE RELATED PERSONS AND BANK PARTIES EACH HEREBY ACKNOWLEDGE AND AGREE THAT IT WILL NOT BE INCONVENIENT NOR UNFAIR TO LITIGATE OR OTHERWISE RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT IN ANY COURT SITTING IN NEW YORK CITY, NEW YORK.

         EACH RELATED PERSON HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM LOCATED AT 1633 BROADWAY NEW YORK, NEW YORK, 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY OVERNIGHT COURIER TO THE RELATED PERSON AT ITS ADDRESS FOR NOTICE PURSUANT TO SECTION 9.3, BUT THE FAILURE OF THE RELATED PERSONS TO RECEIVE SUCH COPY SHALL NOT EFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. EACH RELATED PERSON FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY ANY COURTS HAVING SITUS IN NEW YORK CITY, NEW YORK IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT SAID ADDRESS, SUCH SERVICE TO BE EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE RELATED PERSONS, THE BANK PARTIES OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         9.19 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF THE RELATED PERSONS AND BANK PARTIES HEREBY (a) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT

SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

         9.20 AGREEMENT SUPERSEDING. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE IN THIS REGARD, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         9.21 Restatement. This Agreement restates and amends the Original Agreement in its entirety, effective as of the Closing Date, and all of the terms and provisions hereof shall supersede the terms and provisions thereof.

         IN WITNESS WHEREOF, this Third Restated Credit Agreement is deemed executed effective as of the date first above written.

                                     Borrower:

                                     CLIFFS DRILLING COMPANY

                                     By: /s/ EDWARD A. GUTHRIE
                                        ------------------------------------
                                        Edward A. Guthrie
                                        Vice President - Finance


                                     Guarantors:

                                     CLIFFS OIL AND GAS COMPANY

                                     By: /s/ EDWARD A. GUTHRIE
                                        ------------------------------------
                                        Edward A. Guthrie
                                        Vice President - Finance


                                     CLIFFS DRILLING INTERNATIONAL, INC.

                                     By: /s/ EDWARD A. GUTHRIE
                                        ------------------------------------
                                        Edward A. Guthrie
                                        Vice President - Finance

                                     Agent:

                                     ING (U.S.) CAPITAL CORPORATION


                                     By: /s/ W. KING GRANT
                                        ------------------------------------
                                        W. King Grant
                                        Senior Vice President

                                     Lenders:

                                     ING (U.S.) CAPITAL CORPORATION


                                     By: /s/ W. KING GRANT
                                        ------------------------------------
                                        W. King Grant
                                        Senior Vice President